                                                                  EXHIBIT 17(c)

                    PRINCIPAL PRESERVATION PORTFOLIOS, INC.

                       SUPPLEMENT DATED JANUARY 31, 1996
                      TO THE PROSPECTUS DATED MAY 1, 1995


CHANGE IN DIRECTOR

     Mr. Stephen A. Roell, a director of Principal Preservation, resigned from his position effective January 19, 1996 to pursue other opportunities which potentially could compromise his status as an independent director. At a meeting held on January 19, 1996, the remaining directors of Principal Preservation appointed Ralph J. Eckert to fill the vacancy created by Mr. Roell's resignation. Mr. Eckert presently is retired. He served as Chief Executive Officer of Benefit Trust Life Insurance Company from September, 1954 to April, 1991. He also served as a trustee of the Board of Pensions for the Lutheran Church of America from 1987 to 1989, and as Trustee of The Prime Portfolios (a registered investment company) from 1993 through 1995. Mr. Eckert presently serves as Chairman of the Board of Benefit Trust Life Insurance Company and as a Trustee of the Board of Pensions of the Evangelical Lutheran Church of America.

RESTRUCTURING OF INVESTMENT ADVISOR

     As a part of a general restructuring and realignment of the business operations of The Ziegler Companies, Inc., the parent company of Ziegler and of Ziegler Asset Management, the investment advisory operations conducted by Ziegler are being transferred to Ziegler Asset Management. Accordingly, with respect to the Government, Insured Tax-Exempt, Tax-Exempt, Dividend Achievers and Balanced Portfolios, Ziegler Asset Management will serve directly as the investment advisor instead of indirectly as the subadvisor. With respect to the S&P 100 Plus and Select Value Portfolios, Ziegler Asset Management will serve as the principal investment advisor in place of Ziegler, and Panagora Asset Management and Skyline Asset Management, L.P. will continue serving as subadvisors to the S&P 100 Plus Portfolio and the Select Value Portfolio, respectively.

     This restructuring will not affect in any way the advisory services provided to the Portfolios. Ziegler Asset Management will provide advisory services directly to the Portfolios on the same terms and conditions (including advisory fees) as those under which Ziegler heretofore has provided advisory services. The Portfolio managers and other advisory personnel who have provided investment advice and other advisory services to the Portfolios up to the present time will continue to provide those same services in their same capacities. Additionally, Ziegler will continue to serve as the Dividend Disbursing and Transfer Agent, Depository, Accounting/ Pricing Agent and Distributor for each of the Portfolios.


PENDING PORTFOLIO MANAGER CHANGE FOR GOVERNMENT, TAX-EXEMPT AND INSURED TAX-EXEMPT PORTFOLIOS

     Effective at the close of business on Friday, March 29, 1996, Mr. Vern Van Vooren, portfolio manager for the Government, Tax-Exempt and Insured Tax-Exempt Portfolios, will retire. A committee of advisory personnel will manage the assets of the Government Portfolio. Mr. Thomas P. Sancomb will take over as portfolio manager for the Tax-Exempt and Insured Tax-Exempt portfolios. Mr. Sancomb has served with Ziegler and Ziegler Asset Management in various capacities since March, 1975. He has served on Ziegler's Investment Committee since July, 1984. He is a Vice President of both Ziegler and Ziegler Asset Management. Mr. Sancomb has assisted Mr. Van Vooren with the management of the Government, Insured Tax-Exempt and Tax-Exempt portfolios in the past.

PROPOSED REORGANIZATION OF THE INSURED TAX-EXEMPT PORTFOLIO INTO THE TAX-EXEMPT PORTFOLIO

     Principal Preservation's Board of Directors has approved a proposed transaction (the "Proposed Reorganization") in which the Insured Tax-Exempt Portfolio would be reorganized and combined with the Tax-Exempt Portfolio. In the Proposed Reorganization, the Insured Tax-Exempt Portfolio would transfer substantially all of its net assets to the Tax-Exempt Portfolio. Shareholders of the Insured Tax-Exempt Portfolio would receive, in exchange for their Insured Tax-Exempt Portfolio shares, that number of shares of the Tax-Exempt Portfolio having an aggregate net asset value equal to the aggregate value of the assets of the Insured Tax-Exempt Portfolio transferred to the Insured Tax-Exempt Portfolio. Shareholders of the Insured Tax-Exempt Portfolio would not pay any load or sales commission on the shares of the Tax-Exempt Portfolio they receive. The Proposed Reorganization would be structured to qualify as a tax-free reorganization and, if it so qualifies, shareholders of the Insured Tax-Exempt Portfolio would not recognize any taxable gain or loss as a result of the exchange of their shares.

     The transaction is subject to normal and customary closing conditions and to approval by shareholders of the Insured Tax-Exempt Portfolio at a special meeting to be called and held for that purpose during Spring, 1996. Shareholders will receive a separate Proxy Statement/Prospectus in connection with the special meeting.

     The investment objectives and the investment portfolios of the Insured Tax-Exempt and Tax-Exempt Portfolios are substantially similar, with the exception that the investment securities of the Tax-Exempt Portfolio are not covered by insurance which provides for the timely payment of principal at maturity and interest. The Board of Directors of Principal Preservation believes the high quality of the investment securities purchased and held by both of the Insured Tax-Exempt and Tax-Exempt Portfolios minimizes the risk of default on those securities, and that it therefore is prudent to eliminate the insurance and the cost associated with premiums paid by the Insured Tax-Exempt Portfolio for such coverage. Also, based on the total assets held by these individual Portfolios as of December 31, 1995, their combined assets would exceed the first break point in the advisory fee applicable to the Tax-Exempt Portfolio, and accordingly would reduce the effective rate of the overall advisory fees paid by these Portfolios.

     For a more complete discussion of the investment objectives and programs and the service fees paid by these Portfolios, please refer to Principal Preservation's May 1, 1995 Prospectus relating to these two Portfolios.

PROPOSED REORGANIZATION OF THE BALANCED PORTFOLIO INTO THE S&P 100 PLUS
PORTFOLIO

     The Board of Directors of Principal Preservation has approved a proposed reorganization (the "Proposed Reorganization") pursuant to which the Balanced Portfolio would be reorganized and combined with the S&P 100 Plus Portfolio.
In the Proposed Reorganization, the Balanced Portfolio would transfer substantially all of its net assets to the S&P 100 Plus Portfolio.
Shareholders of the Balanced Portfolio would receive, in exchange for their shares of the Balanced Portfolio, that number of shares of the S&P 100 Plus Portfolio having an aggregate net asset value equal to the aggregate value of the assets of the Balanced Portfolio transferred to the S&P 100 Plus Portfolio. Shareholders of the Balanced Portfolio would not pay any load or sales commission on the shares of the S&P 100 Plus Portfolio they receive. The transaction would be structured to qualify as a tax-free reorganization and, if it so qualifies, shareholders of the Balanced Portfolio would not recognize any taxable gain or loss as a result of the exchange of their shares. However, as described in more detail below, the Proposed Reorganization likely would result in shareholders of the Balanced Portfolio recognizing taxable capital gains with respect to the disposition of certain appreciated investment securities held by the Balanced Portfolio.

     The transaction is subject to normal and customary closing conditions and to approval by the shareholders of the Insured Tax-Exempt Portfolio at a special meeting to be called and held for that purpose during Spring, 1996. Shareholders will receive a separate Proxy Statement/Prospectus in connection with the special meeting.

     The total net assets of the Balanced Portfolio have declined from approximately $18.1 million on December 31, 1993 to $7.0 million as of December 31, 1995. The Board of Directors does not believe there is any strong likelihood of appreciable growth in the assets of the Balanced Portfolio in the near future, and Ziegler has indicated it is unwilling to continue subsidizing this Portfolio indefinitely through fee waivers and expense reimbursements, as it has in the past. The Proposed Reorganization is intended to provide the shareholders of the Balanced Portfolio with an investment alternative under a structure that alleviates, at least to some extent, the taxable gain they would realize if they instead were to exchange into a different Principal Preservation investment portfolio, or if they redeemed their shares and reinvested the proceeds in some other investment vehicle.

     The investment objectives and programs of these two Portfolios are significantly different. The Balanced Portfolio's investment objective is to realize a combination of income and capital appreciation which will result in the highest total return consistent with the preservation of principal. The S&P 100 Plus Portfolio seeks to obtain a total return from dividends and unrealized and realized capital gains from stocks and options which exceeds that of the S&P 100 Index. The Balanced Portfolio seeks to achieve its objective by investing in a diversified portfolio of common stocks, debt and other fixed income securities, while the S&P 100 Plus Portfolio seeks to achieve its objective by investing in a portfolio of common stocks which approximately parallels the composition of the S&P 100 Index and by engaging in various portfolio strategies involving the use of options contracts to attempt to enhance total return and hedge protectively against adverse changes in stock market values.

     As a result of these differences, a significant portion of the investment securities of the Balanced Portfolio are ineligible for purchase by the S&P 100 Plus Portfolio or otherwise are inconsistent with the investment program and strategies of the S&P 100 Plus Portfolio. Such nonconforming securities would be sold immediately prior to the Proposed Reorganization, and the sale proceeds would be reinvested immediately following the Proposed Reorganization in securities that fit within the S&P 100 Plus Portfolio's investment program and policies. The sale of these securities by the Balanced Portfolio likely would result in the realization of capital gains attributable to the appreciated value of such securities. Such capital gains would be taxable to the shareholders of the Balanced Portfolio.

     For a more complete discussion of the investment policies and programs of these two Portfolios, please refer to the May 1, 1995 Prospectus of Principal Preservation relating to these two Portfolios.

                                                                   Rule 497(e)
                                                       1933 Act Reg. No. 33-12
                                                    1940 Act File No. 811-4401

                    PRINCIPAL PRESERVATION PORTFOLIOS, INC.

                             SELECT VALUE PORTFOLIO

                       SUPPLEMENT DATED SEPTEMBER 1, 1995
                      TO THE PROSPECTUS DATED MAY 1, 1995

DEVELOPMENTS WITH RESPECT TO NEW SUB-ADVISORY AGREEMENT

     Effective August 30, 1995, pursuant to an affirmative vote of a majority of the shareholders of the Select Value Portfolio, the Select Value Portfolio has entered into a new Sub-Advisory Agreement by and among Principal Preservation Portfolios, Inc. (on behalf of the Select Value Portfolio), B.C. Ziegler and Company, and Skyline Asset Management, L.P.

     Prior to August 31, 1995, Mesirow Asset Management, Inc. ("Mesirow") acted as the sub-advisor for the Select Value Portfolio. On June 6, 1995, Mesirow and its parent company, Mesirow Financial Holdings, Inc. agreed to sell most of Mesirow's institutional business to a newly-organized limited partnership called Skyline Asset Management, L.P. ("Skyline Management").
This transaction was consummated on August 31, 1995. Skyline Management's offices are located at 311 South Wacker Drive, 45th Floor, Chicago, Illinois 60606. Skyline Management is registered with the SEC as an investment adviser.

     The President and Chief Executive Officer of Skyline Management is William
M. Dutton, who has assisted with the management of the Select Value Portfolio's assets since its inception. Mr. Dutton serves as a member of the team that manages the Select Value Portfolio's assets. Kenneth S. Kailin, who has been primarily responsible for the management of the Select Value Portfolio's assets since its inception, heads up the team that manages those assets. Mr. Kailin, together with Geoffrey P. Lutz and Michael Maloney, are officers of Skyline Management.

     Skyline Management's general partner is Affiliated Managers Group, Inc. ("AMG") and its limited partners consist of corporations owned by four former management employees of Mesirow, including Messrs. Kailin and Dutton. AMG is a Boston-based private holding company that makes equity investments in investment management firms in which management personnel retain a significant interest in the future of the business. As of June 15, 1995, AMG served as general partner to two registered investment advisers and was a member of a third adviser structured as a limited liability company, which manage in the aggregate approximately $2.6 billion in investments.

     AMG is a Delaware corporation which has its offices at One International Place, Boston, MA 02110. AMG may be deemed to be controlled by Advent VII, L.P., a Delaware limited partnership, because Advent VII, L.P. owns greater than fifty percent of the voting stock of AMG. Advent VII, L.P. in turn may be deemed to be controlled by its sole general partner, TA Associates VII, L.P., a Delaware limited partnership, which in turn may be deemed to be controlled by its sole general partner, TA Associates, Inc., a Delaware corporation. The address of each of Advent VII, L.P., TA Associates VII, L.P. and TA Associates, Inc., is c/o TA Associates, Inc., High Street Tower, Suite 2500, 125 High Street, Boston, MA 02110. AMG has advised the Fund that TA Associates, Inc., which was founded in 1968, has invested directly or indirectly in over 200 enterprises prior to its investment in AMG.

                             PRINCIPAL PRESERVATION
                                PORTFOLIOS, INC.


     Seven portfolios (the "Portfolios") of the Principal Preservation Portfolios, Inc. ("Principal Preservation") family of mutual funds are offered by this Prospectus:

                              GOVERNMENT PORTFOLIO
                          INSURED TAX-EXEMPT PORTFOLIO
                              TAX-EXEMPT PORTFOLIO
                             S&P 100 PLUS PORTFOLIO
                             SELECT VALUE PORTFOLIO
                          DIVIDEND ACHIEVERS PORTFOLIO
                               BALANCED PORTFOLIO

     The risks and special characteristics of investing in each of the Portfolios are highlighted in the sections of this Prospectus titled "Questions and Answers" and "Special Considerations." Each Portfolio is managed by B.C. Ziegler and Company ("Ziegler"), as investment advisor. Ziegler Asset Management, Inc. ("Ziegler Asset Management") serves as sub-advisor to all of the Portfolios except the S&P 100 Plus and Select Value Portfolios, with respect to which PanAgora Asset Management, Inc. ("PanAgora") and Mesirow Asset Management, Inc. ("Mesirow"), respectively, serve as sub-advisor. The investment advisor and relevant sub-advisor(s) are sometimes referred to together as the "Advisors" of the relevant Portfolio(s). Shareholder inquiries should be directed to Principal Preservation at 215 North Main Street, West Bend, WI 53095; telephone 800-826-4600.

  This Prospectus sets forth concisely the information that an investor should know before investing in shares of any of the Portfolios. Investors should read and retain this Prospectus for future reference. A Statement of Additional Information dated May 1, 1995, containing additional information about Principal Preservation and the Portfolios has been filed with the Securities and Exchange Commission and is incorporated by reference into this Prospectus. A copy of the Statement of Additional Information can be obtained without charge upon request to Ziegler, 215 North Main Street, West Bend, WI 53095 (telephone 800-826-4600) or from Selected Dealers that have agreements with respect to the distribution of shares of the Portfolios.

  SHARES OF THE PORTFOLIOS ARE NOT OBLIGATIONS, DEPOSITS OR ACCOUNTS OF, OR ENDORSED OR GUARANTEED BY, ANY BANKING INSTITUTION, ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION ("FDIC") OR ANY OTHER GOVERNMENTAL AGENCY AND INVOLVE RISK, INCLUDING THE POSSIBLE LOSS OF PRINCIPAL.
===============================================================================
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
===============================================================================
THE DATE OF THIS PROSPECTUS IS MAY 1, 1995.

                             QUESTIONS AND ANSWERS

WHAT ARE THE PRINCIPAL PRESERVATION PORTFOLIOS?

     Principal Preservation is a Maryland corporation organized in 1984 as an open-end, diversified investment company. Principal Preservation is a series company, which means that its Board of Directors may establish additional portfolios at any time. Two additional series of Principal Preservation, the Cash Reserve Portfolio and the Wisconsin Tax-Exempt Portfolio, are offered by separate Prospectuses.

WHAT ARE THE BENEFITS FROM INVESTING IN THE PORTFOLIOS?

     Economy of Size. The Portfolios are designed to provide investors with an opportunity to pool their money to achieve economies of size and diversification. This permits investors, whose own securities' portfolios may not be large enough to obtain individual investment management services on a cost-effective basis, to take advantage of the professional investment management expertise of the Advisors.

     A choice of portfolios. Principal Preservation offers investors seven distinct portfolio choices through this Prospectus:

          Government Portfolio                 Select Value Portfolio
          Insured Tax-Exempt Portfolio         Dividend Achievers Portfolio
          Tax-Exempt Portfolio                 Balanced Portfolio
          S&P 100 Plus Portfolio

     The Insured Tax-Exempt Portfolio and the Tax-Exempt Portfolio are sometimes referred to together as the Tax-Exempt Portfolios.

     Professional management. Each Portfolio provides professional management of your investment. Maintaining records of your investments is made timely and convenient with detailed statements of your investment activity and account status.

     Portfolio diversification. Mutual funds combine the funds of many investors to obtain a diversified portfolio. The burden of selecting securities is eased and the high cost investors would otherwise incur through smaller purchases is trimmed.

     Liquidity. Shares of any Portfolio may be redeemed at any time at their current net asset value. See "Redemptions."

     Retirement Plans. The tax-deferred advantages of tax-qualified retirement plans are open to investors in Principal Preservation. You can invest, with a $500 minimum investment, through an IRA. Principal Preservation makes certain prototype plans available to investors. See "Shareholder Services - Tax Sheltered Retirement Plans." Because most of the interest income from the Tax-Exempt Portfolios is exempt from federal income tax, shares of those Portfolios are not recommended for purchase by a tax sheltered retirement plan.

WHAT ARE THE PORTFOLIOS' INVESTMENT OBJECTIVES?

     Each Portfolio has its own investment objectives and policies. See "Investment Objectives" and "Investment Program" in this Prospectus and "Investment Program" in the Statement of Additional Information. There can be no assurance that a Portfolio's investment objective will be achieved.

     GOVERNMENT PORTFOLIO: to obtain the highest total return consistent with preservation of principal through investing in a portfolio of instruments and obligations issued by the U.S. Treasury, or which are backed by the unconditional full faith and credit of the United States government, its agencies or instrumentalities ("U.S. Government Securities").

     INSURED TAX-EXEMPT PORTFOLIO: to obtain the highest total return consistent with preservation of principal through investing in a diversified portfolio of municipal securities, each of which is covered by insurance which provides for the timely payment of principal at maturity and interest.

     TAX-EXEMPT PORTFOLIO: to obtain the highest total return consistent with preservation of principal through investing in high quality municipal bonds with remaining maturities of two to 20 years.

     S&P 100 PLUS PORTFOLIO: to obtain a total return which exceeds that of the S&P 100 Index by investing in a portfolio of common stocks which approximately parallels the composition of the S&P 100 Index, and by using options to attempt to enhance return and hedge protectively against adverse changes in stock market values.

     SELECT VALUE PORTFOLIO: seeks to obtain maximum capital appreciation primarily through investment in common stocks that the Advisors consider undervalued relative to earnings, book value, or potential earnings growth.
The Select Value Portfolio pursues its investment objective generally by emphasizing investments in smaller to medium-sized companies, although the Portfolio is not restricted to investments in companies of any particular size.

     DIVIDEND ACHIEVERS PORTFOLIO: to obtain capital appreciation and income through investing in a portfolio of common stocks of companies that have achieved a superior record of dividend growth.

     BALANCED PORTFOLIO: to realize a combination of income and capital appreciation which will result in the highest total return consistent with the preservation of principal. The Balanced Portfolio seeks to obtain its objective by investing in a diversified portfolio of common stocks and fixed income securities.

ARE THERE ANY RISKS TO CONSIDER?

     Certain securities in which the Portfolios may invest and activities in which they may engage involve special considerations and risks. For example, the cyclical nature of the stock market may affect the value of equity securities, changes in interest rates and average maturities may affect the value of debt securities, and changes in general economic conditions and in the financial positions and credit ratings of issuers may affect the value of all types of securities in which the Portfolios invest.

     The Select Value Portfolio is designed for long term investors willing to accept more investment risk and volatility than the stock market in general, but with less investment risk and volatility than aggressive capital appreciation funds. The Select Value Portfolio's net asset value may be subject to above- average fluctuations than the net asset values of other equity-based investment companies because greater than average risk will be assumed in investing in smaller to medium-sized companies for the purpose of seeking to maximize capital appreciation. See "Investment Program - Select Value Portfolio."

     Certain hedging strategies and related option transactions in which the S&P 100 Plus and Dividend Achievers Portfolios may engage expose those Portfolios to special risks. See "Investment Program - Option Activities - Risks
Associated With Options."

WHAT ARE THE ADVANTAGES OF STOCK INDEXING?

     Stock indexing allows investors to purchase a package of common stocks, the value of which moves with the value of the market index it is designed to follow, such as the Standard & Poor's 100 Index, the Standard & Poor's 500
Index and the New York Stock Exchange Composite Index. In recent years, the performance of a high percentage of individual investment managers has not matched the performance of such stock indices.

WHY IS THE INSURED TAX-EXEMPT PORTFOLIO INSURED?

  Insurance provides additional credit risk protection to investors in municipal securities. The insurance guarantees the timely payment of principal and interest on the bonds held by this Portfolio. While the insurance reduces the risks associated with an issuer's default on its obligations to make timely payments of principal and interest, it does not protect against the risk of fluctuations in market value. The insurance relates to the municipal securities held by the Portfolio rather than the shares of the Portfolio. The cost of the insurance is an expense that reduces the yield of the Portfolio. See "Investment Program - Insured Tax-Exempt Portfolio."

HOW DO THE PORTFOLIOS DISTRIBUTE INCOME?

     Dividends will be declared daily and paid monthly in the Government, Insured Tax-Exempt and Tax-Exempt Portfolios, and will be declared and paid quarterly in the S&P 100 Plus, Select Value, Dividend Achievers and Balanced Portfolios. Any net realized capital gains will be declared and paid annually. Investors may receive their income dividends and capital gain distributions in additional shares of the Portfolio, in additional shares in another Principal Preservation portfolio or in cash. See "Dividends, Capital Gains Distributions And Reinvestments."

WHO MANAGES THE PORTFOLIOS?

     Ziegler is the investment advisor for each of the Portfolios. PanAgora is the sub-advisor for the S&P 100 Plus Portfolio, Mesirow is the sub-advisor for the Select Value Portfolio and Ziegler Asset Management, a wholly owned subsidiary of Ziegler, is the sub-advisor for the Government, Insured Tax-Exempt, Tax-Exempt, Dividend Achievers and Balanced Portfolios. See "Management."

HOW CAN SHARES BE PURCHASED?

     Shares may be purchased at the public offering price next determined after receipt of an order to purchase. The offering price is the net asset value per share plus a sales charge. Shares may be purchased from Ziegler in its capacity as distributor of each Portfolio's shares (the "Distributor"), or from broker-dealers and other financial institutions or firms that have entered into agreements with the Distributor with respect to their assistance in distributing shares of the Portfolios ("Selected Dealers"). See "Purchase of Shares." B.C. Ziegler and Company's principal office is at 215 North Main Street, West Bend, WI 53095; telephone 800-826-4600.

     The minimum initial investment in a Portfolio is $1,000. The minimum subsequent investment is $50.

HOW CAN YOU REDEEM OR EXCHANGE YOUR SHARES?

     Shares may be redeemed by mail or telephone. The redemption value of the shares is the net asset value per share as of the close of business on the day the redemption request is received in proper form. Subject to a service charge (currently $5.00), shares of any Portfolio may be exchanged for shares of any other Principal Preservation portfolio on the basis of their relative net asset value after the shares to be exchanged have been held for more than six months. See "Redemptions" and "Shareholder Services." Information as to Principal Preservation portfolios other than the seven Portfolios offered by this Prospectus is provided by separate prospectuses, copies of which can be obtained from the Distributor.

                                    EXPENSES

                                                     INSURED                     S&P 100         SELECT      DIVIDEND
                                     GOVERNMENT    TAX-EXEMPT     TAX-EXEMPT       PLUS          VALUE       ACHIEVERS    BALANCED
                                     PORTFOLIO      PORTFOLIO     PORTFOLIO     PORTFOLIO      PORTFOLIO     PORTFOLIO    PORTFOLIO
                                     ----------    ----------     ----------    ---------      ---------     ---------    ---------
SHAREHOLDER TRANSACTION
 EXPENSES

 Maximum Sales Load Imposed on
  Purchases (as a percentage of
  offering price) (1)...............     3.5%         3.5%           3.5%           4.5%          4.5%           4.5%        4.5%
 Maximum Sales Load Imposed
  on Reinvested Dividends (as a
  percentage of offering price).....       0%           0%             0%             0%            0%             0%          0%
 Deferred Sales Load (as a
  percentage of original purchase
  price or redemption proceeds).....       0%           0%             0%             0%            0%             0%          0%
 Redemption Fees (as a percentage
  of amount redeemed) (2)...........       0%           0%             0%             0%            0%             0%          0%
 Exchange Fee ......................    $5.00        $5.00          $5.00          $5.00         $5.00          $5.00       $5.00

ANNUAL FUND OPERATING EXPENSES - AFTER WAIVERS AND REIMBURSEMENTS
 (AS A PERCENTAGE OF AVERAGE NET ASSETS) (3)

 Management Fees
    (After Waivers) (5) ............    0.60%        0.60%          0.60%          0.63%         0.35%          0.70%       0.60%
 12b-1 Fees (4).....................    0.25%        0.25%          0.25%          0.25%         0.25%          0.25%       0.25%
 Other Expenses:
  Custodian Fees ...................    0.04%        0.05%          0.03%          0.04%         0.05%          0.05%       0.05%
  Transfer Agent Fees ..............    0.15%        0.12%          0.08%          0.18%         0.20%          0.26%       0.07%
  Other Fees
      (After Reimbursement) (5).....    0.11%        0.18%          0.19%          0.15%         0.45%          0.04%       0.33%
                                       -----        -----          -----          -----         -----          -----       -----
 Total Other Expenses ..............    0.30%        0.35%          0.30%          0.37%         0.70%          0.35%       0.45%
 Total Fund Operating Expenses
     (After Reimbursement) (5)......    1.15%        1.20%          1.15%          1.25%         1.30%          1.30%       1.30%

------------------------
(1) Investors may be able to qualify for a lower sales load. See "Purchase of Shares" and "Shareholder Services."

(2) Ziegler, in its capacity as transfer agent, charges a fee (presently $7.50) for redemptions by wire transfer.

(3) The percentages expressing annual operating expenses are based on amounts actually incurred during the year ended December 31, 1994, except that fees shown for the Select Value Portfolio (which first commenced operations on August 23, 1994) are based on management's estimates for fiscal 1995 giving effect to waivers and reimbursements described in footnote (5) below. Fees paid by all of the Portfolios for custodian and transfer agent services are determined on a basis other than a straight percentage of average net assets. For a discussion of fees associated with these services, see "Management - The Advisors."

(4) Fees payable under Principal Preservation's Rule 12b-1 Distribution Plan by the Government, Insured Tax-Exempt, Tax-Exempt, S&P 100 Plus and Dividend Achievers Portfolios presently are assessed only on assets held in accounts opened on or after March 1, 1991. The "12b-1 Fees" shown for those Portfolios in the table reflect an amendment to Principal Preservation's Rule 12b-1 Distribution Plan (the "Rule 12b-1 Distribution Plan Amendment"), which will take effect on July 1, 1995 and which will result in "12b-1 Fees" being assessed on all assets of those five Portfolios. The "12b-1 Fees" actually paid by the Government, Insured Tax-Exempt, Tax-Exempt, S&P 100 Plus and Dividend Achievers Portfolios for the year ended December 31, 1994 amounted to 0.11%, 0.04%, 0.04%, 0.11% and 0.11% of the respective Portfolio's average net assets.

     Because the Rule 12b-1 distribution fee is paid quarterly throughout the life of the investment rather than as a one-time fee, long term shareholders may pay more than the economic equivalent of the maximum front-end sales charge permitted by the National Association of Securities Dealers ("NASD"), which is generally 6.25% of new sales plus an interest factor.

(5) For 1995 the Advisor has committed to waive advisory fees and/or reimburse expenses to the Select Value, Dividend Achievers and Balanced Portfolios so that, for 1995, the total operating expenses of those Portfolios will not exceed 1.30% of their average daily net assets. Without giving effect to such waivers and reimbursements, "Management Fees" for the Dividend Achievers Portfolio would have been 0.75% of the

     Portfolio's average net assets; "Other Fees" for the Dividend Achievers and Balanced Portfolios would have been 0.36% and 0.53% of the respective Portfolio's average net assets; and "Total Fund Operating Expenses" for those Portfolios would have been 1.67% and 1.50% of the respective Portfolio's average net assets.


     Also, in connection with the implementation of the Rule 12b-1
     Distribution Plan Amendment, Ziegler has committed to reimburse expenses to each of the Government, Insured Tax-Exempt, Tax-Exempt, S&P 100 Plus and Dividend Achievers Portfolios so that, on an annualized basis, their "Total Fund Operating Expenses" will not exceed 1.15%, 1.20%, 1.15%, 1.25% and 1.30%, respectively, of their average daily net assets. Without giving effect to this expense reimbursement commitment, "Other Fees" for these five Portfolios would have been 0.20%, 0.36%, 0.21%, 0.23% and 0.36%, respectively, and their "Total Operating Expenses"would have been 1.24%, 1.38%, 1.17%, 1.33% and 1.67%, respectively.


EXAMPLE

You would pay the following expenses on a $1,000 investment in each Portfolio, assuming 5% annual return and redemption at the end of each time period:

                                         1 YEAR   3 YEARS   5 YEARS  10 YEARS
                                         ------   -------   -------  --------
  Government Portfolio  ................    $46       $70       $96      $170
  Insured Tax-Exempt Portfolio  ........     47        72        99       176
  Tax-Exempt Portfolio  ................     46        70        96       170
  S&P 100 Plus Portfolio  ..............     57        83       111       189
  Select Value Portfolio  ..............     58        84         -         -
  Dividend Achievers Portfolio  ........     58        84       113       195
  Balanced Portfolio  ..................     58        84       113       195

     The purpose of the table is to assist investors in understanding the various costs and expenses they will bear directly or indirectly. For more complete descriptions of the various costs and expenses, see "Management," "Purchase Of Shares," "Redemptions" and "Shareholder Services." THE ABOVE EXAMPLES SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES. ACTUAL EXPENSES MAY BE GREATER OR LESS THAN SHOWN.

                               FINANCIAL HIGHLIGHTS

     The following Financial Highlights tables present information relating to a share of capital stock of each Portfolio outstanding for the periods presented. This information should be read in conjunction with the financial statements and related notes thereto contained in Principal Preservation's 1994 Annual Report to Shareholders, which financial statements are incorporated herein by reference. The information has been audited by Arthur Andersen LLP, independent public accountants, whose report thereon is contained in the 1994 Annual Report to Shareholders, copies of which are available without charge from the Distributor.

                                                                        GOVERNMENT PORTFOLIO
                                       --------------------------------------------------------------------------------------------

                                                                                                                         For the
                                                                                                                       period from
                                                                                                                       December 20,
                                                                                                                           1985
                                                                                                                      (commencement
                                                                For the years ended December 31,                     of operations)
                                       ----------------------------------------------------------------------------  to December 31,
                                       1994     1993     1992     1991     1990     1989    1988     1987      1986        1985
                                     ------    -----    -----    -----    ------   ------   ------  ------    ------    -----------
PER SHARE DATA:

NET ASSET VALUE,
  BEGINNING OF PERIOD ..........        $9.98    $9.64    $9.68    $9.10   $ 9.11   $ 8.88   $ 9.11   $ 9.71    $ 9.37      $ 9.35
INCOME FROM
  INVESTMENT OPERATIONS:
  Net investment income.........          .61      .63      .67      .73      .76      .75      .75      .73       .80         .03
  Net realized and
    unrealized gains (losses)
    on investments..............        (1.14)     .35     (.04)     .58     (.01)     .23     (.17)    (.42)      .49        (.01)
                                        -----    -----    -----    -----   ------   ------   ------   ------    ------      ------
  TOTAL FROM INVESTMENT
    OPERATIONS..................         (.53)     .98      .63     1.31      .75      .98      .58      .31      1.29         .02
                                        -----    -----    -----    -----   ------   ------   ------   ------    ------      ------
LESS DISTRIBUTIONS:
  Dividends from net
    investment income...........         (.61)    (.64)    (.67)    (.73)    (.76)    (.75)    (.75)    (.73)     (.83)          -
  Distributions from net
    realized gains
    on investments..............            -        -        -        -        -        -     (.06)    (.13)     (.12)          -
  Distribution of capital.......            -        -        -        -        -        -        -     (.05)        -           -
                                        -----    -----    -----    -----   ------   ------   ------   ------    ------      ------
  TOTAL DISTRIBUTIONS...........         (.61)    (.64)    (.67)    (.73)    (.76)    (.75)    (.81)    (.91)     (.95)          -
                                        -----    -----    -----    -----   ------   ------   ------   ------    ------      ------
NET ASSET VALUE,
  END OF PERIOD.................       $ 8.84   $ 9.98   $ 9.64   $ 9.68   $ 9.10   $ 9.11   $ 8.88   $ 9.11    $ 9.71      $ 9.37
                                       ======   ======   ======   ======   ======   ======   ======   ======    ======      ======

TOTAL RETURN**                         (5.4)%    10.3%     6.8%    15.1%     8.7%    11.5%     6.5%     3.4%     14.5%          -%

RATIOS/SUPPLEMENTAL DATA:
Net assets, end of period
  (to nearest thousand).........      $47,324  $54,327  $37,634  $32,737  $29,351  $30,631  $32,950  $31,036   $32,162      $8,398
Ratio of net expenses to
  average net assets............         1.1%     1.0%     1.0%     1.1%     1.2%     1.2%+    1.2%+    1.3%+     0.7%+         -%
Ratio of net investment
  income to average net assets..         6.6%     6.2%     7.0%     8.0%     8.5%     8.4%+    8.3%+    7.8%+     7.8%+       9.1%*
Portfolio turnover rate.........       106.1%     8.7%    10.0%    62.2%    57.1%   141.8%    36.7%    80.2%      307%          -%

---------------------
 *  Annualized.
** The Portfolio's sales charge is not reflected in total return as set forth in the table.
 + Reflects a voluntary reimbursement of expenses of 0.1% in 1989, 0.5% in 1988, 0.3% in 1987 and 1.2% in 1986.

                                                                      INSURED TAX-EXEMPT PORTFOLIO
                                       --------------------------------------------------------------------------------------------
                                                                                                                       For the
                                                                                                                     period from
                                                                                                                    September 30,
                                                                                                                        1986
                                                                                                                    (commencement
                                                        For the years ended December 31,                           of operations)
                                    --------------------------------------------------------------------------     to December 31,
                                    1994      1993      1992      1991      1990      1989      1988      1987          1986
                                   -----     -----     -----     -----     -----     -----     -----     -----     ---------------
PER SHARE DATA:

NET ASSET VALUE,
  BEGINNING OF PERIOD..........   $10.50    $10.14    $10.14     $9.80     $9.82     $9.50     $9.07     $9.81           $9.55

INCOME FROM
  INVESTMENT OPERATIONS:
    Net investment income......      .49       .52       .56       .58       .59       .58       .59       .63             .16
    Net  realized and
      unrealized gains (losses)
      on investments...........    (1.21)      .80       .23       .34      (.02)      .32       .43      (.74)            .26
                                   -----     -----     -----      ----     -----      ----      ----     -----           -----
    TOTAL FROM INVESTMENT
      OPERATIONS...............     (.72)     1.32       .79       .92       .57       .90      1.02      (.11)            .42
                                   -----     -----     -----      ----     -----      ----      ----     -----           -----
LESS DISTRIBUTIONS:
  Dividends from net
      investment income........     (.49)     (.53)     (.55)     (.58)     (.59)     (.58)     (.59)     (.63)           (.16)
  Distributions from net
      realized gains
      on investments...........     (.03)     (.43)     (.24)        -         -         -         -         -               -
                                   -----     -----     -----      ----     -----      ----      ----     -----           -----
  TOTAL DISTRIBUTIONS..........     (.52)     (.96)     (.79)     (.58)     (.59)     (.58)     (.59)     (.63)           (.16)
                                   -----     -----     -----      ----     -----      ----      ----     -----           -----
NET ASSET VALUE,
  END OF PERIOD................  $  9.26   $ 10.50   $ 10.14   $ 10.14  $   9.80  $   9.82  $   9.50  $   9.07        $   9.81
                                  ======    ======    ======    ======    ======    ======    ======    ======          ======

TOTAL RETURN**.................    (6.9)%    13.2%      8.0%      9.7%      6.1%      9.7%     11.6%    (1.1)%            4.4%

RATIOS/SUPPLEMENTAL DATA:
Net asset value, end of period
  (to nearest thousand)........  $17,848   $20,540   $18,362   $17,971   $17,081   $18,088   $17,658   $16,272         $11,615
Ratio of net expenses to
  average net assets...........     1.2%      1.1%      1.2%      1.2%      1.2%      1.3%      1.3%+     0.7%+             -%
Ratio of net investment
  income to average net assets.     5.1%      4.9%      5.4%      5.9%      6.1%      6.0%      6.3%+     6.8%+           5.8%*+
Portfolio turnover rate........    26.5%     39.3%     57.4%     51.1%     25.1%     29.4%     82.9%     44.8%            1.2%

------------------

 *  Annualized.
** The Portfolio's sales charge is not reflected in total return as set forth in the table.
 + Reflects a voluntary reimbursement of expenses of 0.5% in 1988, 1.2% in 1987 and 5.0% in 1986.

                                                                     TAX-EXEMPT PORTFOLIO
                                    -----------------------------------------------------------------------------------------------

                                                                For the years ended December 31,
                                    -----------------------------------------------------------------------------------------------
                                    1994      1993      1992      1991      1990      1989      1988      1987      1986      1985
                                    ----      ----      ----      ----      ----      ----      ----      ----      ----      ----
PER SHARE DATA:

NET ASSET VALUE,
  BEGINNING OF PERIOD..........    $9.41     $8.67     $8.46     $8.19     $8.23     $8.06     $8.14     $8.81     $9.02     $9.15

INCOME FROM
  INVESTMENT OPERATIONS:
    Net investment income......      .45       .48       .50       .53       .53       .55       .55       .60       .63       .76
    Net realized and
    unrealized gains (losses)
    on investments.............    (1.05)      .74       .21       .27      (.04)      .17      (.08)     (.67)     (.21)     (.13)
                                  ------     -----     -----     -----     -----     -----     -----     -----     -----     -----
    TOTAL FROM INVESTMENT
    OPERATIONS.................    (0.60)     1.22       .71       .80       .49       .72       .47      (.07)      .42       .63
                                  ------     -----     -----     -----     -----     -----     -----     -----     -----     -----
LESS DISTRIBUTIONS:
  Dividends from net
    investment income..........    (0.45)     (.48)     (.50)     (.53)     (.53)     (.55)     (.55)     (.60)     (.63)     (.76)
                                  ------     -----     -----     -----     -----     -----     -----     -----     -----     -----
  TOTAL DISTRIBUTIONS..........    (0.45)     (.48)     (.50)     (.53)     (.53)     (.55)     (.55)     (.60)     (.63)     (.76)
                                  ------     -----     -----     -----     -----     -----     -----     -----     -----     -----
NET ASSET VALUE,
  END OF PERIOD................   $ 8.36    $ 9.41    $ 8.67    $ 8.46    $ 8.19    $ 8.23    $ 8.06    $ 8.14    $ 8.81    $ 9.02
                                  ======    ======    ======    ======    ======    ======    ======    ======    ======    ======

TOTAL RETURN*..................   (6.4)%     14.3%      8.6%     10.0%      6.2%      9.2%      6.0%    (0.9)%      5.0%      7.0%

RATIOS/SUPPLEMENTAL DATA:
Net assets, end of period
  (to nearest thousand)........  $55,492   $68,102   $60,171   $63,932   $65,265   $73,333   $85,469  $107,471  $143,635  $101,295
Ratio of net expenses to
  average net assets...........     1.0%      0.9%      0.9%      0.9%      0.9%      1.0%      1.2%      1.1%      1.1%      1.2%
Ratio of net investment
  income to average net assets.     5.2%      5.2%      5.9%      6.3%      6.6%      6.7%      6.9%      7.1%      7.2%      8.1%
Portfolio turnover rate........    36.1%     56.3%     48.5%     38.3%     40.3%     21.5%     38.8%     18.0%     26.0%     55.0%

------------------
* The Portfolio's sales charge is not reflected in total return as set forth in the table.

                                                                     S&P 100 PLUS PORTFOLIO
                                 --------------------------------------------------------------------------------------------------
                                                                                                                        For the
                                                                                                                       period from
                                                                                                                      December 20,
                                                                                                                          1985
                                                                                                                     (commencement
                                                     For the years ended December 31,                                of operations)
                                ------------------------------------------------------------------------------------ to December 31,
                                1994      1993      1992      1991      1990      1989      1988      1987      1986      1985
                                ----     -----     -----     -----     -----     -----     -----     -----     -----     -----
PER SHARE DATA:

NET ASSET VALUE,
  BEGINNING OF PERIOD..........  $15.04   $14.01   $14.22    $11.60    $12.27    $10.11    $9.62    $10.43     $9.42     $9.35

INCOME FROM
 INVESTMENT OPERATIONS:
  Net investment income........     .25      .21      .24       .27       .28       .26      .26       .33       .38       .03
  Net realized and
    unrealized gains (losses)
    on investments.............    (.09)    1.14      .48      2.93      (.67)     2.17     1.37       .14      1.03       .04
                                  -----     ----    -----     -----     -----     -----     ----     -----      ----      ----
  TOTAL FROM INVESTMENT
    OPERATIONS.................     .16     1.35      .72      3.20      (.39)     2.43     1.63       .47      1.41       .07
                                  -----     ----    -----     -----     -----     -----     ----     -----      ----      ----
LESS DISTRIBUTIONS:
  Dividends from net
    investment income..........    (.25)    (.21)    (.24)     (.27)     (.28)     (.26)    (.26)     (.33)     (.36)        -
  Distributions from
    net realized gains
    on investments.............       -     (.11)    (.69)     (.31)        -      (.01)    (.88)     (.95)     (.04)        -
                                  -----     ----    -----     -----     -----     -----     ----     -----      ----      ----
  TOTAL DISTRIBUTIONS..........    (.25)    (.32)    (.93)     (.58)     (.28)     (.27)   (1.14)    (1.28)     (.40)        -
                                  -----     ----    -----     -----     -----     -----     ----     -----      ----      ----
NET ASSET VALUE,
  END OF PERIOD................  $14.95   $15.04   $14.01    $14.22    $11.60    $12.27   $10.11    $ 9.62   $ 10.43   $  9.42
                                 ======   ======   ======    ======    ======    ======   ======    ======   =======   =======

TOTAL RETURN**.................    1.1%     9.7%     5.2%     27.8%    (3.2)%     24.3%    17.1%      4.1%     16.0%        -%

RATIOS/SUPPLEMENTAL DATA:
Net assets, end of period
  (to nearest thousand)........ $40,034  $38,944  $30,025   $27,420    $20,413  $20,811  $16,960   $18,752    $9,826    $2,666
Ratio of net expenses to
  average net assets...........    1.2%     1.2%     1.3%      1.3%       1.3%+    1.3%+    1.4%+     0.6%+       -%        -%
Ratio of net investment
  income to average
  net assets...................    1.7%     1.4%     1.7%      2.0%       2.4%+    2.3%+    2.5%+     2.7%+     3.7%+     3.4%*

Portfolio turnover rate........    1.0%     2.2%     8.5%      3.1%       1.9%     3.0%    37.5%     54.3%     12.8%        -%

----------------------------
 *  Annualized.
** The Portfolio's sales charge is not reflected in total return as set forth in the table.
 + Reflects a voluntary reimbursement of expenses of 0.2% in 1990, 0.4% in 1989, 0.8% in 1988, 1.7% in 1987 and 3.7% in 1986.

                                               SELECT VALUE PORTFOLIO
                                           -------------------------------
                                                 For the period from
                                                   August 23, 1994
                                           (commencement of operations) to
                                                  December 31, 1994
                                           -------------------------------
PER SHARE DATA:

NET ASSET VALUE, BEGINNING OF PERIOD.............      $ 9.55

INCOME FROM INVESTMENT OPERATIONS:
  Net investment income..........................         .04
  Net realized and unrealized gains (losses)
    on investments...............................        (.51)
                                                        -----
  TOTAL FROM INVESTMENT OPERATIONS...............        (.47)
                                                        -----
LESS DISTRIBUTIONS:
  Dividends from net investment income...........        (.03)
  Distributions from net realized gains
    on investments...............................        (.01)
  Book return of capital.........................        (.01)
                                                        -----
  TOTAL DISTRIBUTIONS............................        (.05)
                                                        -----
NET ASSET VALUE, END OF PERIOD...................      $ 9.03
                                                       ======

TOTAL RETURN**...................................      (5.0)%

RATIOS/SUPPLEMENTAL DATA:
Net assets, end of period (to nearest thousand)..      $1,935
Ratio of net expenses to average net assets .....        0.8%*+
Ratio of net investment income to average
  net assets.....................................        1.1%*+
Portfolio turnover rate..........................       20.2%

--------------------------
 *  Annualized.
** The Portfolio's sales charge is not reflected in total return as set forth in the table.
 +  Reflects a voluntary reimbursement of expenses of 0.4% in 1994.

                                                                            DIVIDEND ACHIEVERS PORTFOLIO
                                                   --------------------------------------------------------------------------

                                                                           For the years ended December 31,
                                                   --------------------------------------------------------------------------
                                                   1994      1993      1992      1991      1990      1989      1988      1987
                                                   ----      ----      ----      ----      ----      ----      ----      ----
PER SHARE DATA:

NET ASSET VALUE,
  BEGINNING OF PERIOD.......................      $13.40    $14.25    $14.84    $11.50    $11.65    $10.00     $8.99     $9.55

INCOME FROM INVESTMENT OPERATIONS:
  Net investment income.....................         .18       .14       .14       .25       .25       .28       .28       .28
  Net realized and unrealized gains (losses)
    on investments .........................        (.02)     (.85)      .31      4.14      (.15)     1.65      1.06      (.56)
                                                   -----     -----     -----     -----     -----     -----      ----     -----
  TOTAL FROM INVESTMENT OPERATIONS..........         .16      (.71)      .45      4.39       .10      1.93      1.34      (.28)
                                                   -----     -----     -----     -----     -----     -----      ----     -----
LESS DISTRIBUTIONS:
  Dividends from net
   investment income........................        (.18)     (.14)     (.14)     (.25)     (.25)     (.28)     (.27)     (.28)
  Distributions from net realized gains
    on investments..........................        (.14)        -      (.90)     (.80)        -         -      (.06)        -
                                                   -----     -----     -----     -----     -----     -----      ----     -----
  TOTAL DISTRIBUTIONS.......................        (.32)     (.14)    (1.04)    (1.05)     (.25)     (.28)     (.33)     (.28)
                                                   -----     -----     -----     -----     -----     -----      ----     -----
NET ASSET VALUE, END OF PERIOD..............     $ 13.24   $ 13.40   $ 14.25   $ 14.84   $ 11.50   $ 11.65   $ 10.00  $   8.99
                                                 =======   =======   =======   =======   =======   =======   =======  ========

TOTAL RETURN**..............................        1.2%    (5.0)%      3.1%     38.5%      1.0%     19.5%     15.0%    (3.2)%

RATIOS/SUPPLEMENTAL DATA:
Net assets, end of period
   (to nearest thousand)....................     $20,231   $24,928   $27,020   $18,202   $11,468   $12,750    $6,854    $6,796
Ratio of net expenses to
   average net assets.......................        1.5%      1.3%+     1.2%+     1.2%+     1.2%+     1.2%+     1.2%+     0.6%+
Ratio of net investment income to average
  net assets................................        1.3%      1.0%+     1.0%+     1.8%+     2.3%+    >2.6%+     2.9%+     2.7%+
Portfolio turnover rate.....................       36.5%     92.7%     83.0%     96.5%     47.7%     30.9%     10.1%     10.5%

----------------------
** The Portfolio's sales charge is not reflected in total return as set forth in the table.
 + Reflects a voluntary reimbursement of expenses of 0.1% in 1993, 0.1% in 1992, 0.2% in 1991, 0.5% in 1990, 0.7% in 1989, 1.7% in 1988 and 2.3%
    in 1987.

                                                                     BALANCED PORTFOLIO
                                                  --------------------------------------------------------

                                                                                              For the
                                                                                            period from
                                                                                           July 1, 1992
                                                  For the years ended December 31,        (commencement
                                                  --------------------------------      of operations) to
                                                           1994       1993              December 31, 1992
                                                          ------     ------             -----------------
PER SHARE DATA:
NET ASSET VALUE, BEGINNING OF PERIOD............           $10.29    $10.44                  $10.00

INCOME FROM INVESTMENT OPERATIONS:
  Net investment income.........................              .37       .30                     .13
  Net realized and unrealized gains (losses)
    on investments..............................             (.44)     (.15)                    .45
                                                            -----     -----                   -----
  TOTAL FROM INVESTMENT OPERATIONS..............             (.07)      .15                     .58
                                                            -----     -----                   -----

LESS DISTRIBUTIONS:
  Dividends from net investment income..........             (.37)     (.30)                   (.13)
  Distributions from net realized gains
    on investments..............................                -         -                    (.01)
                                                           ------     -----                  ------
  TOTAL DISTRIBUTIONS...........................             (.37)     (.30)                   (.14)
                                                           ------     -----                  ------
NET ASSET VALUE, END OF PERIOD..................          $  9.85   $ 10.29                 $ 10.44
                                                           ======    ======                  ======

TOTAL RETURN**..................................           (0.7)%      1.5%                    5.8%

RATIOS/SUPPLEMENTAL DATA:
Net assets, end of period (to nearest thousand).          $10,255   $18,099                 $17,408
Ratio of net expenses to average net assets.....             1.2%+     1.3%+                   1.3%*
Ratio of net investment income to average
  net assets....................................             3.7%+     2.9%+                  2.6%*
Portfolio turnover rate.........................            13.7%     30.8%                   16.6%

----------------------
 *  Annualized.
** The Portfolio's sales charge is not reflected in total return as set forth in the table.
 + Reflects a voluntary reimbursement of expenses of 0.3% in 1994 and 0.1% for 1993.

                             INVESTMENT OBJECTIVES

     The following is a brief description of the investment objectives and policies of each Portfolio. Certain instruments and techniques discussed in this summary are described in greater detail under "Investment Program" in this Prospectus and in the Statement of Additional Information. There can be no assurance that the investment objective of any Portfolio will be achieved.

     The Statement of Additional Information contains specific investment restrictions which govern the investments of each Portfolio. Certain of these restrictions and each Portfolio's investment objective are fundamental policies, which means that they may not be changed without a majority vote of shareholders of that Portfolio. All other investment policies and practices may be changed without shareholder approval. The fundamental restrictions applicable to the Portfolios include a prohibition on purchasing a security, other than a "U.S. Government Security"(as defined below) or a security necessary to approximate the composition of an index, if as a result more than 5% of the total assets of the Portfolio would be invested in the securities of the issuer, or if the Portfolio would own more than 10% of the outstanding voting securities of the issuer.

     Each Portfolio is subject to a number of additional investment restrictions which are described in the section of the Statement of Additional Information entitled "Investment Restrictions." Among these restrictions are that no Portfolio may borrow money or property except for temporary or emergency purposes. If a Portfolio borrows money it will only borrow from banks and in an amount not exceeding 10% of the market value of its total assets (not including the amount borrowed). No Portfolio will pledge more than 15% of its net assets to secure such borrowings. In the event a Portfolio's borrowing exceeds 5% of the market value of its total assets, the Portfolio will not invest in any additional securities until its borrowings are reduced to less than 5% of total assets. For purposes of these restrictions, collateral arrangements for premium and margin payments in connection with the hedging activities of a Portfolio are not deemed to be a pledge of assets.

GOVERNMENT PORTFOLIO

     The investment objective of this Portfolio is to obtain the highest total return consistent with preservation of principal through investments in U.S. Government Securities.

INSURED TAX-EXEMPT PORTFOLIO

     The investment objective of this Portfolio is to obtain the highest total return consistent with preservation of principal through investing in a diversified portfolio of municipal securities, each of which is covered by insurance which provides for the timely payment of principal at maturity and interest. It is a fundamental policy of the Portfolio to have at least 80% of its net assets invested in tax-exempt securities and at least 80% of its total assets in securities covered by insurance, under normal conditions.

TAX-EXEMPT PORTFOLIO

     The investment objective of this Portfolio is to obtain the highest total return, consistent with the preservation of principal, through investment in high quality municipal bonds with remaining maturities of two to 20 years. It is a fundamental policy of the Portfolio to invest at least 90% of its total assets in tax-exempt municipal securities, under ordinary circumstances. Substantially all of the Portfolio's interest income is intended to be exempt from federal income taxes, but may be subject to state and local taxes. Any capital gain will be subject to federal income tax and may be subject to state and local taxes. See "Tax Status."

S&P 100 PLUS PORTFOLIO

  The investment objective of this Portfolio is to obtain a total return from dividends and unrealized and realized capital gains from stocks and options which exceeds that of the S&P 100 Index by investing in a portfolio of common stocks which approximately parallels the composition of the S&P 100 Index and by engaging in various portfolio strategies involving the use of options contracts to attempt to enhance total return and hedge protectively against adverse changes in stock market values. It is not the Portfolio's intention to replicate the S&P 100 Index at all times. The S&P 100 Index was designed to track closely the S&P 500 Index, which is designed to be representative of the stock market as a whole. There have been some significant variances in recent years in the correlation between the S&P 100 and S&P 500 Indices and between the S&P 500 Index and the broad market for large capitalization common stocks. There can be no assurance that any index will correlate precisely to the stock market as a whole over any specific period of time, or that the S&P 100 Plus Portfolio's performance will parallel that of either of these Indices or the stock market generally.

     The S&P 100 Index was created by the Chicago Board Options Exchange (CBOE) in 1983 with stocks selected from the optionable equities traded on that exchange. These 100 stocks include many large U.S. corporations. Exxon Corporation, Wal-Mart Stores, Inc., General Electric Co., Coca Cola Company and American Telephone and Telegraph Company are five of the largest components of the index. A complete list of the stocks currently comprising the S&P 100 Index is included as Appendix A to this Prospectus. The total market value of the stocks which comprise the S&P 100 Index was approximately 25.8% of the market value of the securities traded on the New York Stock Exchange as of December 31, 1993.

SELECT VALUE PORTFOLIO

     The Select Value Portfolio seeks to obtain maximum capital appreciation primarily through investments in common stocks that the Advisors consider undervalued relative to earnings, book value or potential earnings growth. The Portfolio pursues its investment objective generally by investing in smaller and medium-sized companies, although the Portfolio is not restricted to investments in companies of any particular size. Smaller companies have market capitalizations of less than $400 million, and medium-sized companies have market capitalizations ranging from $400 million to $2 billion. Market capitalization is calculated by multiplying the total number of a company's outstanding common shares by the per share market price of such shares.

DIVIDEND ACHIEVERS PORTFOLIO

     The investment objective of this Portfolio is to obtain capital appreciation and income through investment in a portfolio of common stocks of companies that have achieved a superior record of dividend growth. Because stocks with a record of superior dividend growth are frequently accorded a market premium, they will generally not carry a high yield.

BALANCED PORTFOLIO

     The investment objective of the Balanced Portfolio is to realize a combination of income and capital appreciation which will result in the highest total return consistent with the preservation of principal. In order to achieve this objective, the Balanced Portfolio will invest in a diversified portfolio of common stocks, debt or other fixed income securities. Under normal conditions, the Balanced Portfolio will maintain approximately 45-55% of its assets in common stocks, although this percentage may range from 35% to 65% depending on market circumstances. The remainder of the Balanced Portfolio will be invested in debt or other fixed income securities, with at least 25% of its assets invested in fixed income senior securities, and the Advisors will maintain a cash or cash equivalent position deemed appropriate by them in relation to requirements of the Balanced Portfolio and market conditions.

                               INVESTMENT PROGRAM
OVERVIEW

     This section contains a general description of the investment program and other investment practices of each Portfolio. Further information is contained in the Statement of Additional Information. Shareholders will be notified prior to implementation of any material change in a Portfolio's investment program.

GOVERNMENT PORTFOLIO

     To achieve its objective of obtaining the highest total return consistent with preservation of principal, this Portfolio will invest in U.S. Government Securities. These securities are issued with original maturities of from a few days to 30 years or more, and with varying coupon rates. Although the Portfolio is not limited as to the average maturity of its bonds, the Advisors believe that an average maturity of five to ten years is most consistent with the Portfolio's investment objective. The Advisors have indicated that the Portfolio's average maturity will be maintained in this range unless and until market conditions warrant a change and advance notice has been provided to shareholders. Under normal conditions, the Portfolio does not intend to purchase zero coupon bonds. However, to the extent such bonds may be utilized, they would involve greater price volatility than interest bearing bonds of comparable maturities and would result in taxable income without actual cash distributions. Under normal market conditions at least 65% of the Portfolio's assets will be invested in U.S. Government Securities. This Portfolio may also enter into forward commitments for the purchase of U.S. Government Securities, may make short sales of securities already owned to defer realization of a gain for Federal income tax purposes and may lend its portfolio securities. See "Lending of Portfolio Securities"and "Other Investment Practices" below.

INSURED TAX-EXEMPT PORTFOLIO

     The Portfolio seeks to obtain its objective by investing primarily in municipal securities, such as general obligation, revenue and industrial development bonds. The timely payment of principal and interest of each municipal security in the Portfolio is either insured under a policy obtained for such securities prior to their purchase by the Portfolio or is insured under one or more policies obtained by the Portfolio, except for certain temporary short-term investments, money market fund investments, U.S. Government Securities or securities collateralized by U.S. Government Securities. Substantially all of the Portfolio's interest income is intended to be exempt from federal income taxes, but may be subject to state and local taxes. Any capital gain will be subject to federal income tax and may be subject to state and local tax. See "Tax Status."

     Each municipal security in which the Insured Tax-Exempt Portfolio invests will be covered by one of the insurance policies described below. Although each insurer's quality standards may vary from time to time, generally such insurers insure only those municipal securities that are rated at the date of purchase:
(1) in the case of long-term debt, in the four highest ratings of S&P (AAA, AA, A and BBB) or Moody's Investors Service, Inc. ("Moody's") (Aaa, Aa, A and
Baa); (2) in the case of short-term notes, SP-1 through SP-2 by S&P or MIG 1 through MIG 4 by Moody's; or (3) in the case of tax-exempt commercial paper, A-1 through A-2 by S&P or Prime-1 through Prime-2 by Moody's. Any insurer may also insure lower rated or unrated municipal securities that meet the insurer's standards. The Portfolio may invest, without any limitation as to rating category, in any securities for which it obtains insurance coverage. For a description of such ratings, see "Description of Ratings of Certain Fixed Income Securities" in the Statement of Additional Information. The cost of insurance on the Portfolio will reduce the Portfolio's yield. The insurance obtained by the Portfolio does not, of course, insure against fluctuations in the net asset value of the Portfolio. The Portfolio may also enter into forward commitments for the purchase of municipal securities, may make short sales of securities already owned to defer realization of a gain or loss for federal income tax purposes and may lend its portfolio securities. See "Lending of Portfolio Securities" and "Other Investment Practices" below.

     Timely payment of all principal and interest of each municipal security in the Portfolio is either insured under a policy obtained for such securities prior to their purchase by the Portfolio or under one or more policies obtained by the Portfolio to cover otherwise uninsured securities. The Portfolio expects to limit its purchases of preinsured securities to those insured by Financial Guaranty Insurance Company ("Financial Guaranty"), Municipal Bond Insurance Association or Bond Investors Guaranty Insurance Company or another insurer whose claims-paying ability is rated "AAA" by both S&P and Moody's at the time of purchase. In addition, the Portfolio has obtained a policy (the "Portfolio Policy") from Financial Guaranty to insure all of the Portfolio's otherwise uninsured municipal securities (except for certain temporary short-term investments, money market fund investments, U.S. Government Securities or securities collateralized by U.S. Government Securities). No representation is made as to any insurer's ability to meet its commitments.

     Each policy provides, in general, that in the event of nonpayment of interest or principal, when due, in respect of an insured municipal security, the insurer is obligated to make such payment on the date when the payment is due, after it has been notified by the Portfolio that such nonpayment has occurred.

     Insurance on preinsured securities is generally obtained by the issuer of the municipal securities at the time of issuance and all premiums respecting such securities for their lives are paid in advance by the issuer. Such insurance is noncancelable and will continue in force so long as the municipal securities are outstanding and the insurer remains in business. The insurance will generally have a positive effect on the resale value of the insured securities, although its exact effect, if any, cannot be estimated.

     The Portfolio Policy obtained by the Portfolio from Financial Guaranty on non-preinsured securities is effective only so long as the Portfolio is in existence, the insurer is still in business and the municipal securities described in the policy continue to be held by the Portfolio. However, the Portfolio Policy grants the Portfolio a noncancelable option to insure any security covered by the Portfolio Policy to maturity, upon sale of the security from the Portfolio.

     The Secondary Market Policy. The Portfolio may also purchase from Financial Guaranty a secondary market insurance policy (a "Secondary Market Policy") on any municipal obligations currently covered by the Portfolio Policy regardless of the then existing credit status or rating of the issuer of the security. The coverage and obligation to pay monthly premiums under the Portfolio Policy would cease with respect to any obligation with the purchase by the Portfolio of a Secondary Market Policy.

     The Secondary Market Policy insures against nonpayment of scheduled principal and interest for the remaining term of the municipal obligation, regardless of whether the Portfolio then owns such obligation. The lump sum premium under this policy is fixed at the time the municipal obligation is first insured under the Portfolio Policy. The insurance is noncancelable and continues in force so long as the municipal obligations so insured are outstanding.

     The Secondary Market Policy would enable the Portfolio to sell a municipal obligation to a third party as a AAA/Aaa rated insured obligation at a market price higher than might otherwise be obtainable if the obligation were sold without the insurance coverage. (Such rating is not automatic, however, and must specifically be requested for each obligation.)

     Because coverage under the Portfolio Policy terminates upon the Portfolio's sale of a municipal security insured thereunder, such insurance does not have an effect on the resale value of such security. Therefore, except to the extent the Portfolio purchases insurance under a Secondary Market Policy, it is the Portfolio's intention to retain any insured securities which are in default or in significant risk of default, and to place a value on the insurance which will be equal to the difference between the market value of similar obligations which are not in default. Because of this practice, the Advisors may be unable to manage the Portfolio to the extent that it holds defaulted securities, which may limit its ability in certain circumstances to purchase other securities. An insured security that is in default may be an illiquid security and will be held by the Portfolio subject to the Portfolio's policy on illiquid securities. See "Investment Restrictions" in the Statement of Additional Information.

  Financial Guaranty is a wholly-owned subsidiary of FGIC Corporation, a Delaware holding company. FGIC Corporation is a wholly-owned subsidiary of General Electric Capital Corporation. Neither FGIC Corporation nor General Electric Capital Corporation is obligated to pay the debts of or claims against Financial Guaranty. Financial Guar-anty is domiciled in the State of New York and is subject to regulation by the State of New York Insurance Department. As of December 31, 1994, the total capital and surplus of Financial Guaranty was approximately $893.7 million. Copies of Financial Guaranty's financial statements, prepared on the basis of statutory accounting principles, and FGIC Corporation's financial statements, prepared on the basis of generally accepted accounting principles, may be obtained by writing to Financial Guaranty at 115 Broadway, New York, New York 10006, Attention: Communications Department (telephone: 212/312-3000) or to the New York State Insurance Department at 160 West Broadway, 18th Floor, New York, New York 10013, Attention: Property Companies Bureau (telephone:
212/621-0389).

     The policy of insurance obtained by Principal Preservation from Financial Guaranty and the agreement and negotiations in respect thereof represent the only relationship between Financial Guaranty and the Fund. Otherwise, neither Financial Guaranty nor its parent, or any affiliate thereof has any significant relationship, direct or indirect, with Principal Preservation.

TAX-EXEMPT PORTFOLIO

     This Portfolio will invest primarily in municipal securities rated at the time of purchase in an "A" category or higher by Moody's, S&P or by Fitch Investors Service, Inc. For a description of such ratings, see "Description of Ratings of Certain Fixed Income Securities" in the Statement of Additional Information. The Portfolio's bonds will generally consist of municipal securities with remaining maturities of two to 20 years. The Portfolio may also enter into forward commitments for the purchase of municipal securities, may make short sales of securities already owned to defer realization of a gain or loss for federal income tax purposes and may lend its portfolio securities. See "Lending of Portfolio Securities" and "Other Investment Practices" below.

S&P PLUS PORTFOLIO

     This Portfolio invests in the common stocks which make up the S&P 100 Index, in the same relative proportion as the stocks in the index comprise the index. For example, at December 31, 1994, Exxon comprised approximately 5.38% of the S&P 100 Index, and it is the intention of this Portfolio to invest the same percentage of its common stock interests in Exxon. The Advisors will attempt to match the S&P 100 Index as closely as is economically feasible, given the higher transaction costs of trading common stocks in less than 100 share lots. Portfolio purchases in approximately $4.7 million increments will allow the companies with the lowest index weighting to be bought in 100 share lots. The Portfolio does not select the stocks in the index, and as the composition of the index changes, so will the underlying portfolio of common stocks in the Portfolio. As soon as practicable after receipt of notification of changes in the S&P 100 Index (either as to the securities comprising the index or the percentage of total composition represented by particular securities), the Advisors will attempt to adjust the composition of the Portfolio in a similar manner. Although the Advisors will actively manage the hedging activities of this Portfolio, the stock portion may be considered unmanaged in that it will reflect the composition of the S&P 100 Index. Under normal market conditions, at least 65% of this Portfolio's total assets will be invested in the common stocks which make up the S&P 100 Index.

     The S&P 100 Plus Portfolio may write (sell) covered call options and put options and may purchase call options and put options on individual stocks and stock indices for the purposes and subject to the limitations described herein. The Portfolio may seek to enhance its return by writing covered call options or purchasing put options with respect to some or all of the individual stocks held in its portfolio. Through the purchase of call and put options with respect to individual stocks, the Portfolio may at times protectively hedge against an increase in the price of securities which the Portfolio plans to purchase or against a decline in the value of securities owned by the Portfolio. Whenever the Portfolio does not own securities underlying on open option position sufficient to cover the position, the Portfolio will maintain in a segregated account with its depository cash or cash equivalents sufficient to cover the market value of the open position. Although such hedging strategies are intended to reduce fluctuations in the Portfolio's net asset value, the Portfolio nonetheless anticipates that its net asset value will fluctuate to some degree. Expenses and losses incurred as a result of such transactions could reduce the Portfolio's return.

     The Portfolio may also engage in options transactions on securities indices as a strategy to hedge against declines in the index (and thereby to hedge against a similar decline in its portfolio) and to enhance the Portfolio's return through premium income. The success of these strategies and gains and losses on investments in options depend on the Advisors' ability to predict correctly the direction of movement in stock prices and other economic factors. While the Portfolio has open index option positions, it will maintain in a segregated account with its depository cash or cash equivalents sufficient to cover the market value of its open positions in accordance with the practices of the exchanges on which the options are traded. Those practices generally will require that the value of the open positions be determined daily and that the amount of the segregated account be adjusted accordingly. For a more detailed description of the Portfolio's option activities and strategies, as well as limitations and restrictions applicable thereto, see "Option
Activities" below.

     This Portfolio also may make short sales of securities already owned and may lend its portfolio securities. See "Lending of Portfolio Securities" and "Other Investment Practices" below.

     This Portfolio is not sponsored, endorsed, sold or promoted by the Standard & Poor's Corporation ("S&P"). S&P makes no representation or warranty, implied or expressed, to the shareholders of the Portfolio, or any member of the public regarding the advisability of investing in index funds generally, or in this Portfolio particularly, or the ability of the S&P Index to track general stock market performance. S&P's only relationship to this Portfolio is the licensing of the S&P trademarks and S&P 100 which is determined, composed and calculated by S&P without regard to this Portfolio. "Standard & Poor's," "Standard & Poor's 100," "S&P," "S&P 100" and "100" in connection with the S&P 100 are trademarks of Standard & Poor's Corporation.

SELECT VALUE PORTFOLIO

     The Portfolio pursues its investment objective generally by investing in smaller sized companies, having market capitalizations of less than $400 million, and medium-sized companies, having market capitalizations ranging from $400 million to $2 billion. Although the Portfolio is not restricted to any particular investments, companies in which the Portfolio invests do business in a cross-section of industries and generally fall into one of the following three categories:

     1. A company that the Advisors believe will achieve above average growth in revenues and earnings, but that is selling at a price/earnings ratio at or below the average for the Standard & Poor's 500 Stock Index.

     2. A company that has experienced problems leading to a depressed stock price where the Advisors believe that there is a reasonable likelihood that the company's operations will improve.

     3. A company that does not fall into the above categories, but because of special circumstances appears undervalued and consequently offers potential for appreciation.

     The Portfolio is ordinarily substantially fully invested and, under normal market conditions, at least 65% of the Portfolio's total assets will be invested in common stocks of domestic issuers. The Portfolio may also invest up to 5% of its total assets directly in securities of foreign issuers not publicly traded in the United States, and may invest without regard to this restriction in securities of foreign issuers represented by American Depository Receipts (ADRs), which are receipts issued by an American bank or trust company and traded on national securities exchange evidencing ownership of the underlying foreign securities, and equity securities issued by Canadian issuers. The Portfolio may invest up to 35% of its total assets in high-quality, fixed-income securities and short-term investments. The Portfolio also may invest up to 5% of its net assets in warrants for the purchase of equity securities in which the Portfolio may invest.

     The Portfolio employs a value-oriented style of investing, which from time to time is more or less favored by investors compared to a strategy focusing on investment in growth-oriented stocks. Although value investing has been less favored over the past several years, in the Advisors' judgment the advantage of value-oriented stocks over growth-oriented stocks is greater than usual during periods of economic recovery. During periods of economic weakness, growth-oriented stocks may provide solid earnings growth despite the difficult economic environment, but as the economy improves, many investors are reluctant to pay a premium for high-priced growth stocks when lower-priced stocks that are also showing good earnings growth are available.

     Smaller and medium-sized company stocks as a group may outperform or underperform larger capitalization stocks as a group over various periods. For example, large capitalization stocks generally outperformed smaller capitalization stocks for most of the mid to late 1980s through 1990. However, smaller capitalization stocks were the best performing category of equity securities in 1991, rewarding investors in smaller capitalization stocks for the greater risk inherent in such stocks. The performance cycle of medium capitalization stocks tends to mirror that of smaller capitalization stocks, but with less pronounced peaks and troughs (meaning somewhat lower gains, but also reduced volatility.)

     The performance advantage of smaller capitalization stocks has historically been greatest in periods of recovery after economic weakness. Comparing stock performance during and immediately after the last six economic recessions, smaller capitalization stocks have outperformed larger capitalization stocks by a margin of nearly two to one. When coupled with a value-oriented investment strategy, the advantage has historically been even greater.

     High-quality, fixed-income securities in which the Portfolio may invest are limited to those securities which are rated at the time of purchase within the two highest rating categories assigned by Moody's Investors Service, Inc. or Standard & Poor's Corporation, or securities which are unrated, provided that such securities are judged by the Advisors, at the time of purchase, to be of comparable quality to securities rated within such two highest categories. See the Statement of Additional Information for a description of these securities ratings. General characteristics of fixed-income securities are described under "Special Considerations - Debt or Other Fixed Income Securities" in this Prospectus.

     The Portfolio may invest in short-term investments in management of cash receipts, for liquidity for anticipated redemptions, to meet its cash flow needs to enable the Portfolio to take advantage of buying opportunities or during periods when, in the opinion of the Advisors, attractive equity investments are unavailable. The Portfolio may increase its position in short-term investments for temporary defensive purposes, such as when the securities markets or economic conditions are expected to enter a period of decline, but will not invest more than 35% of its total assets in short-term investments at any one time. Short-term investments in which the Portfolio may invest are discussed in more detail under "Special Considerations - Short-Term Instruments." The Portfolio will only invest in short-term investments which, in the opinion of the Advisors, present minimal credit and interest rate risk, especially when it is investing in such securities for temporary defensive purposes.

     Other instruments in which the Select Value Portfolio may invest, including foreign securities, repurchase agreements, loans of portfolio securities and short sales of securities, as well as, special considerations associated with those investments, are discussed below. See "Investment Program - Other Investment Practices" and "Special Considerations."

DIVIDEND ACHIEVERS PORTFOLIO

  The Portfolio invests primarily in common stocks of companies with a superior record of dividend growth. Such companies typically have strong balance sheets. In addition to providing an income stream from dividend payments, the Advisors believe that the market values of these stocks will increase over time because anticipated future dividend growth is typically reflected in increased market prices. Generally, the Portfolio limits its investments to the common stocks of companies that have increased their payment of cash dividends annually for at least eight of the past ten calendar years, and which have a compound annual dividend growth of at least 10% per year over that ten-year period. As of December 31, 1994, approximately 280 companies traded on the New York or American Stock Exchange or quoted in the NASDAQ National Market System met these criteria. Depending on the availability of stocks meeting these criteria, market conditions or portfolio diversification, the Portfolio may invest in the common stocks of other companies with either a superior record of dividend growth or that have a demonstrated earnings growth and potential to pay dividends at a superior rate.

     The Portfolio also intends to invest a portion of its assets in liquid reserves to meet cash flow requirements. Under normal conditions, the Portfolio anticipates that such reserves will not exceed 20% of total assets. The Portfolio may increase its reserves for temporary defensive purposes or to enable it to take advantage of buying opportunities. The Portfolio's reserves will be invested in money market instruments, including U.S. Government Securities, certificates of deposit, banker's acceptances, commercial paper and short-term corporate debt securities.

     The Portfolio may seek to enhance income by writing covered call options or purchasing put options with respect to some or all of its portfolio of common stocks, but has no present intention to do so. See "Option Activities" below. This Portfolio may also make short sales of securities already owned and lend its portfolio securities. See "Lending of Portfolio Securities" and "Other Investment Practices" below.

BALANCED PORTFOLIO

     To achieve the objective of this Portfolio, the Advisors will vary the mix of common stocks and debt or other fixed income securities from time to time in a manner that, in the Advisors' judgment, is most likely to maximize total return, given the Advisors' assessment of the existing and anticipated general market and economic conditions, changes in yields or interest rates, and changes in existing fiscal or monetary policies. The Advisors will seek to invest in common stocks of corporations that have quality balance sheets, strong management, a high return on assets and long term continued growth of dividends and earnings.

     The Balanced Portfolio's investments in debt or other fixed income securities may include corporate notes, bonds and debentures, mortgage-backed securities, short term money market instruments and U.S. Government Securities. Generally, the Portfolio will limit its investment in debt securities to those which are rated in one of the three highest categories by a Nationally Recognized Statistical Rating Organization or are U.S. Government Securities. The Balanced Portfolio will not invest or hold more than 5% of its assets in non-investment grade debt securities either through the purchase of such securities or the downgrading of securities already held by the Portfolio.

     The Balanced Portfolio may also invest in variable rate demand notes which, at the date of investment, are rated in the two highest rating categories by a Nationally Recognized Statistical Rating Organization, or, if unrated, are issued by a corporation with outstanding debt with an equivalent or better rating at the time of investment. Variable rate demand notes are unsecured obligations redeemable upon notice that permit investment of fluctuating amounts at varying rates of interest pursuant to direct arrangements with the issuer. The Balanced Portfolio may also invest in preferred stocks or in debentures or other fixed-income securities that are convertible into or otherwise carry rights to acquire common stock.

  In order to protect against loss, the Advisors have adopted policies with respect to the quality of debt or other fixed income securities in which the Balanced Portfolio may invest. Those policies rely in part on ratings assigned to such securities, or to other debt securities of the issuer, by a Nationally Recognized Statistical Rating Organization. For a description of such ratings systems, see "Description of Ratings of Certain Fixed Income Securities" in the Statement of Additional Information. The Balanced Portfolio will generally invest only in debt securities which, at the time of purchase, are rated in one of the top three rating categories by a Nationally Recognized Statistical
Rating Organiza-
tion. In the event a debt security held in the Balanced Portfolio is downgraded to a rating below the lowest category permitted by this policy, the Advisors will consider this fact together with other circumstances in determining whether to continue to hold the security. However, downgrading alone will not require the sale of the security, subject to the Portfolio's policy that it will not invest in, or hold, more than 5% of its assets in non-investment grade debt securities.

     This Portfolio also may make short sales of securities already owned, may lend its portfolio securities, and may enter into repurchase agreements. See "Lending of Portfolio Securities" and "Other Investment Practices" below.

     Because of the Balanced Portfolio's diversification of investments among equity and debt securities, the Advisors believe the Balanced Portfolio is an appropriate investment for individual retirement accounts, pension and profit sharing plans, and similar retirement accounts.

OPTION ACTIVITIES

     General. The financial markets have become increasingly volatile in recent years. The Advisors believe it is possible to minimize the adverse affects of those fluctuations and intend to use options on certain stock indices and individual stocks with respect to the S&P 100 Plus Portfolio. Options on individual stocks also may be utilized by the Dividend Achievers Portfolio, but the Advisors have no plans to do so at this time.

     Description of Options. The S&P 100 Plus and Dividend Achievers Portfolios may write (sell) covered call options and buy covered put options on individual stocks held in their portfolios. The S&P 100 Plus Portfolio may also engage in similar options transactions on stock indices and short-term securities, and may purchase call options and write (sell) put options on individual stocks and stock indices. Put and call options for various stocks and stock indices are traded on registered securities exchanges. The Advisors expect to use an index option other than the S&P 100 Index or the S&P 500 Index only if the exchange on which the S&P options are traded is closed, there is insufficient liquidity in the options, or if the Portfolio or the Advisors reach exchange position limits.

     Put and call options on a securities index are similar to options on an individual stock. The principal difference is that an option on a securities index is settled only in cash. The exercising holder of an index option, instead of receiving a security, receives the difference between the closing price of the securities index and the exercise price of the option times a specified multiple ($100 in the case of the S&P 100 Index).

     Risks Associated With Options. The option activities in which the S&P 100 Plus and Dividend Achievers Portfolios may engage expose those Portfolios to certain risks described below. To minimize these risks, each Portfolio will limit its option activities so that no more than 5% of its net assets will be invested at any time in premiums and margins associated with its open option positions. Additionally, whenever a Portfolio does not own securities underlying an open option position sufficient to cover the position, the Portfolio will maintain in a segregated account with its depository cash or cash equivalents sufficient to cover the market value of its open option positions. The cash and cash equivalents in such segregated accounts will be adjusted daily to reflect changes in the market value of the open option positions in accordance with the practices of the exchanges on which the options are traded.

     The ability of a Portfolio to engage in option activities may be limited by certain income tax considerations. For example, the limitation on the percentage of gross income which a Portfolio may realize from transactions in securities held for less than three months (see "Tax Status") may restrict the Portfolio's ability to effect transactions in securities held for less than that period. Therefore, risks may result from changes in market conditions which differ substantially from those anticipated by the Advisors when option positions are established, and a Portfolio's ability to adjust its securities holdings to react to such changes may be limited.

     Option activities involve transaction costs consisting of brokerage commissions and premiums. These costs will reduce the yield of a Portfolio.

     Options transactions by a Portfolio involve the risks that the Portfolio may be unable at times to close out its positions, that transactions may not accomplish their purpose because of imperfect market correlations, that, in hedging transactions, the price movements in the securities underlying the options may not follow the price movements of the portfolio securities subject to the hedge, or that the market will move in a direction that makes the option positions unprofitable.

     The effective use of options transactions is dependent, among other things, on the Portfolio's ability to close out option positions at times when the Advisors deem it desirable to do so. Although the Portfolio will enter into options positions only if the Advisors believe that a liquid secondary market exists for such options, there is no assurance that the Portfolio will be able to effect closing transactions at any particular time or at an acceptable price. The Portfolio generally expects that its options transactions will be conducted on registered securities exchanges. It is impossible to predict the amount of trading interest that may exist in various types of options. No Portfolio will engage in options transactions for leveraging purposes.

     The securities exchanges have established limitations governing the maximum number of options which may be utilized by an investor or group of investors acting in concert. It is possible that the Portfolios and other clients of the Advisors may be considered to be such a group. These position limits may restrict a Portfolio's ability to purchase or sell options on a particular security.

     Price movements in a Portfolio may not correlate perfectly with movements in the level of the index because of the potential inability of the Portfolio to match the weightings of its securities precisely to the index the Portfolio is tracking, because the Portfolio's securities may be substantially different than the securities which are reflected in the index, and because of the transaction costs which accompany purchases and sales of actual stock positions.

LENDING OF PORTFOLIO SECURITIES

     Each Portfolio may lend its portfolio securities to brokers, dealers and other institutional investors, provided the Portfolio receives cash collateral which at all times is maintained in an amount equal to at least 100% of the current market value of the securities loaned. For the purposes of this policy, a Portfolio considers collateral consisting of U.S. Government Securities or irrevocable letters of credit issued by banks whose securities meet the standards for investment by the Portfolio to be the equivalent of cash. During the term of the loan, the Portfolio is entitled to receive interest and other distributions paid on the loaned securities, as well as any appreciation in the market value. The Portfolio is also entitled to receive interest from the institutional borrower based on the value of the securities loaned. The Portfolio seeks to increase its income by investing the cash collateral received on the loan. From time to time, a Portfolio may return to the borrower, and/or a third party which is unaffiliated with Principal Preservation and which is acting as a "placing broker," a part of the interest earned from the investment of the collateral received for securities loaned.

     A lending Portfolio does not have the right to vote the securities loaned during the existence of the loan, but can call the loan to permit voting of the securities if, in the Advisors' judgment, a material event requiring a shareholder vote would otherwise occur before the loan is repaid. In the event of bankruptcy or other default of the borrowing institution, the lending Portfolio could experience delays in liquidating the loan collateral or recovering the loaned securities, and incur risk of loss including: (1) possible decline in the value of the collateral or in the value of the securities loaned during the period while the lending Portfolio seeks to enforce its rights thereto; (2) possible subnormal levels of income and lack of access to income during this period; and (3) expenses of enforcing its rights. To minimize these risks, the Advisors evaluate and continually monitor the creditworthiness of the institutional borrowers to which the lending Portfolio lends its securities.

     To minimize the foregoing risks, each Portfolio's securities lending practices are subject to the following conditions and restrictions: (1) no Portfolio may make such loans in excess of 33% of the value of its total assets; (2) the lending Portfolio must receive cash collateral in an amount at least equal to 100% of the value of the securities loaned; (3) the institutional borrower must be required to increase the amount of the cash collateral whenever the market value of the loaned securities rises above the amount of the collateral; (4)
the lending Portfolio must have the right to terminate the loan at any time; (5) the lending Portfolio must receive reasonable interest on the loan, as well as any interest or other distributions on the loaned securities and any increase in the market value of the loaned securities; and (6) the lending Portfolio may not pay any more than reasonable custodian fees in connection with the loan.

OTHER INVESTMENT PRACTICES

     To earn additional income, any of the Portfolios may make short sales of already owned securities, certain of the Portfolios may enter into forward commitments and the Select Value and Balanced Portfolios may enter into repurchase agreements.

     Short Sales "Against-the-Box." The Portfolios may make short sales of securities or maintain a short position, provided that at all times when a short position is open the Portfolio owns an equal amount of such securities of the same issue as, and equal in amount to, the securities sold short, and that not more than 10% of the Portfolio's net assets (determined at the time of short sale) may be held as collateral for such sales. It is the present intention of management to make such sales only to defer realization of gain or loss for federal income tax purposes.

     Forward Commitments. Both Tax-Exempt Portfolios, the Government Portfolio and the Balanced Portfolio may purchase securities for future delivery, which may increase the Portfolio's overall investment exposure if the value of the securities declines. The Portfolios plan not to engage in forward commitment transactions if, after such purchase, more than 5% of the Portfolio's net assets would consist of such securities. See "When-Issued and Delayed Delivery Transactions"in the Statement of Additional Information.

     Repurchase Agreements. The Select Value and Balanced Portfolios may enter into repurchase agreements, however the Advisors do not intend to invest more than 5% of the total assets of either Portfolio in such instruments.
Repurchase agreements involve the acquisition by the Portfolio of an underlying debt instrument, subject to the obligation of the seller (a bank or securities dealer) to repurchase, and the Portfolio to sell, the security at the same price plus an amount equal to an agreed upon interest rate within a specified time, usually less than one week. The Portfolios may, on occasion, invest in repurchase agreements with maturities in excess of seven days. The participating Portfolio could suffer a loss and increased expense in connection with the sale of the underlying security if the seller does not repurchase the security in accordance with the terms of the repurchase agreement. To minimize the risk of loss, each Portfolio will require continual maintenance of collateral (in cash or U.S. Government Securities) held by the Portfolio's depository in an amount equal to, or in excess of, the market value of the securities which are subject to the repurchase agreement.

                             SPECIAL CONSIDERATIONS

COMMON STOCKS

     As discussed above, some of the Portfolios will invest a portion of their assets in common stock and securities convertible into common stocks. The market for such securities tends to be cyclical, with alternating periods of rising and falling market prices.

     An investment in the Select Value Portfolio may involve an above average degree of risk because of its concentration in common stocks of smaller and medium-sized companies, which tend to be more volatile and less liquid than stocks of large companies. Smaller and medium-sized companies, as compared to larger companies, may have shorter histories of operations, may not have as great an ability to raise additional capital, may have a less diversified product line making them susceptible to market pressure, and may have a smaller public market for their shares. However, an attempt is made to minimize the risk through portfolio diversification and the use of a stock selection strategy that emphasizes undervalued stocks, many of which have already declined in price.

     Securities owned by the Select Value Portfolio may be traded in the over-the-counter market or on a regional securities exchange and may not be traded every day or in the volume typical of securities traded on a national securities exchange. As a result, disposition by the Select Value Portfolio of portfolio securities to meet redemptions by shareholders or otherwise may require the Portfolio to sell these securities at a discount from market prices, to sell during periods when such disposition is not desirable, or to make many small sales over a lengthy period of time.

DEBT OR OTHER FIXED INCOME SECURITIES

     The total return earned on a Portfolio's debt or other fixed income securities will consist of the change in the net asset value per share of the Portfolio attributable to changes in the market value of such securities, together with the per share income generated by those securities. The net asset value of fixed income securities will be affected primarily by changes in interest rates, average maturities and the investment and credit quality of the securities in the Portfolio.

     A bond's yield reflects the fixed annual interest as a percent of its current price (the same concept is true for other debt and fixed income securities). This price (the bond's market value) must increase or decrease in order to adjust the bond's yield to current interest rate levels. Therefore, bond prices generally move in the opposite direction of interest rates. As a result, interest rate fluctuations will affect the net asset value of the fixed income securities held by a Portfolio, but will not affect the income received by the Portfolio from its existing fixed income securities. However, changes in prevailing interest rates will affect the yield on shares subsequently issued by the Portfolio. In addition, such fluctuations would affect the income received on any variable rate demand notes or other variable rate securities held by the Portfolio.

     Movements in interest rates typically have a greater effect on the prices of longer term bonds than those with shorter maturities. The following table illustrates the effect of a 1% change in interest rates on a $1,000 bond with a 7% coupon.

                                                 Principal    Value if Rates:
                                  Maturity      Increase 1%     Decrease 1%
                                  --------      -----------   --------------
  Intermediate Bond ............. 5 years           $959           $1,043
  Long-term Bond ................ 20 years          $901           $1,116

     The Advisors will manage the debt securities in each Portfolio according to their assessment of the interest rate outlook. During periods of rising interest rates, the Advisors will likely attempt to shorten the average maturity of the Portfolio to cushion the effect of falling bond prices on the Portfolio's share prices. When interest rates are falling and bond prices are increasing, on the other hand, the Advisors will likely seek to lengthen the average maturity.

     Certain mortgage-backed securities which may be purchased by the Balanced Portfolio provide for a prepayment privilege and for amortized payments of both interest and principal over the term of the security. The yield on the original investment in such securities applies only to the unpaid principal balance, as the Balanced Portfolio must reinvest the periodic payments of principal at prevailing market interest rates which may be higher or lower than the rate on the original security. Thus, a prepayment may require the Balanced Portfolio to reinvest at lower yields than were received from the original investment. If these instruments were purchased at a premium in the market, and if prepayment occurs, such prepayments will be at par or stated value, which will result in reduced return on such transactions.

SHORT-TERM INSTRUMENTS

     Short-term instruments in which the Select Value and Balanced Portfolios may invest include U.S. Treasury bills or other U.S. Government or Governmental agency or instrumentality obligations; certificates of deposit; banker's acceptances and time deposits; high quality commercial paper, variable rate demand notes, repurchase agreements and other short-term high grade corporate obligations; and shares of money market mutual funds. A variable rate demand note is issued pursuant to a written agreement between the issuer and the holder, its amount may from time to time be increased by the holder (subject to an agreed maximum), or decreased by the holder or the issuer, the rate of interest payable on the security varies with an agreed formula and the security is typically rated by a rating agency. Transfer of such notes is usually restricted by the issuer, and there is no secondary trading market for such notes. Neither Portfolio will purchase such variable rate demand notes unless, at the time of purchase, the issuer has unsecured debt securities outstanding that are ranked within the two highest categories by a Nationally Recognized Statistical Rating Organization or, if rated, the notes fall within such categories.

     To the extent either Portfolio invests in shares of money market mutual funds, investment management and administrative fees, distribution costs and other operating expenses incurred by those funds would be duplicative of those incurred by the Portfolio, and would reduce the return received by the Portfolio on assets so invested. Neither Portfolio may invest more than 10% of the Portfolio's total assets in securities of other investment companies. See "Investment Program - Investments in Other Investment Companies" in the Statement of Additional Information.

FOREIGN SECURITIES

     The Select Value Portfolio may invest a portion of its assets in securities of foreign issuers not publicly traded in the United States, as well as ADRs and securities of Canadian issuers. Investments in foreign securities involve certain inherent risks, such as exchange rate fluctuations, political, social or economic instability of the country of issue, adverse diplomatic developments, the possible imposition of exchange controls, confiscatory taxes or expropriation, decreased liquidity, greater price volatility, less publicly available information and lack of uniformity in accounting, auditing and financial reporting standards. Currency fluctuations will affect the net asset value of foreign securities held by the Select Value Portfolio irrespective of the performance of the underlying asset or investment.

PORTFOLIO TURNOVER

     The Portfolios have not established a limit to their portfolio turnover rate. Although no Portfolio can predict its portfolio turnover rate, it is not expected that any of the Portfolios, other than the Government and Select Value Portfolios, will have a portfolio turnover rate in excess of 100%. The portfolio turnover rates for the Government and Select Value Portfolios are not expected to exceed 200%. A high rate of portfolio turnover (in excess of 100%) involves correspondingly greater brokerage expenses or other trading costs as compared to a lower turnover rate, which expense must be borne by the trading Portfolio and its shareholders. High portfolio turnover rates also may result in the realization of substantial net short-term gains, and any distributions resulting from such gains will be ordinary income for federal income tax purposes. The portfolio turnover rates for each Portfolio are included in the tables under the section of this Prospectus captioned "Financial Highlights."

OPTON ACTIVITIES

     For a description of certain risks associated with option activities in which the S&P 100 Plus and Dividend Achievers Portfolios may engage, see "Investment Program - Option Activities - Risks Associated With Options."

                                   MANAGEMENT

DIRECTORS AND OFFICERS

     The Board of Directors of Principal Preservation is responsible for management of Principal Preservation and provides broad supervision over its affairs. The Advisors are responsible for each Portfolio's investment management, and Principal Preservation's officers are responsible for each Portfolio's and Principal Preservation's overall operations.

THE ADVISORS

  Each Portfolio is managed by Ziegler, 215 North Main Street, West Bend, Wisconsin 53095, as investment advisor, pursuant to the terms of two Investment Advisory Agreements (together the "Advisory Agreements"), one relating to the Government, Insured Tax-Exempt, Tax-Exempt, S&P 100 Plus, Select Value and Balanced Portfolios, and the other relating to the Dividend Achievers Portfolio. Ziegler Asset Management, a wholly-owned subsidiary of Ziegler located at the same address, assists with the management of all of the Portfolios, except the S&P 100 Plus and

Select Value Portfolios, pursuant to the terms of a Sub-Advisory
Agreement ("Ziegler Asset Management Agreement"), by and among Principal Preservation, Ziegler and Ziegler Asset Management. PanAgora, 260 Franklin Street, Boston, Massachusetts 02110, assists with the management of the S&P 100 Plus Portfolio as sub-advisor pursuant to the terms of a Sub-Advisory Agreement ("PanAgora Agreement"), by and among Principal Preservation, Ziegler and PanAgora. Mesirow, 350 North Clark Street, Chicago, Illinois 60610, assists with the management of the Select Value Portfolio as sub-advisor pursuant to the terms of a sub-advisory agreement ("Mesirow Agreement"), by and among Principal Preservation, Ziegler and Mesirow. The Ziegler Asset Management, PanAgora and Mesirow Agreements are sometimes referred to collectively as the "Sub-Advisory Agreements."

     Ziegler is registered with the Securities and Exchange Commission as an investment advisor and securities broker-dealer and is a member of the National Association of Securities Dealers. It has been engaged in the underwriting of debt securities for more than 75 years. Ziegler Asset Management is registered with the Securities and Exchange Commission as an investment advisor. On December 31, 1994, it had more than $523 million under discretionary management. Ziegler and Ziegler Asset Management are each wholly-owned subsidiaries of The Ziegler Companies, Inc.

     PanAgora is also registered with the Securities and Exchange Commission as an investment advisor. On December 31, 1994, PanAgora had more than $9.5 billion under discretionary management and $2.1 billion in non-discretionary management. Fifty percent of the outstanding voting stock of PanAgora is owned by Nippon Life Insurance Company; the remaining 50% is owned by Lehman
Brothers, Inc.

     Mesirow also is registered with the Securities and Exchange Commission as an investment advisor. Mesirow, including its predecessor, Delphi Capital Management, Inc., has been engaged in the investment advisory business since 1973 and, as of December 31, 1994, managed over $879 million in assets, including numerous institutional and individual accounts. Mesirow also serves as an investment advisor to another registered investment company, offering two series which have investment objectives similar to that of the Select Value Portfolio. Mesirow is a wholly-owned subsidiary of Mesirow Financial Services, Inc., which in turn is a wholly-owned subsidiary of Mesirow Financial Holdings, Inc., a diversified holding company that has provided financial services to individuals, businesses and institutions since 1937.

     Registration with the Securities and Exchange Commission does not constitute an approval or recommendation of any of the foregoing firms.

     The Advisors provide the Portfolios with overall investment advisory and administrative services. Subject to such policies as the Board of Directors may determine, the Advisors make investment decisions on behalf of each Portfolio, make available research and statistical data in connection therewith, and supervise the acquisition and disposition of investments by each Portfolio, including the selection of broker-dealers to carry out portfolio transactions.

  Each of the Advisors bears all of its own expenses of providing services under the Advisory and Sub-Advisory Agreements and pays all salaries, fees and expenses of the officers and Directors of Principal Preservation who are affiliated with them. The Portfolios bear all other expenses including, but not limited to, necessary office space, telephone and other communications facilities and personnel competent to perform administrative, clerical and shareholder relations functions; salary, fees and expenses (including legal fees) of those Directors, officers and employees of Principal Preservation who are not officers, directors or employees of any of the Advisors; interest expenses; fees and expenses of the Depository, Transfer Agent and Dividend Disbursing Agent; administrative expenses; taxes and governmental fees; brokerage commissions and other expenses incurred in acquiring or disposing of portfolio securities, expenses of registering and qualifying shares for sale with the Securities and Exchange Commission and with various state securities commissions; accounting and legal costs; insurance premiums; expenses of maintaining Principal Preservation's legal existence and of shareholders' meetings; expenses of preparation and distribution to existing shareholders of reports, proxies and prospectuses; and fees and expenses of membership in industry organizations. Fees common to more than one Portfolio are prorated among them based on their total assets.

     Under the Advisory Agreements, each Portfolio pays Ziegler an annual fee, in monthly installments, based on the average daily net assets of the Portfolio. Pursuant to the terms of the Sub-Advisory Agreements, Ziegler pays Ziegler
Asset Management, PanAgora, or Mesirow, as the case may be, a portion of the advisory fee it receives from each Portfolio. While the advisory fees of the S&P 100 Plus, Select Value and Dividend Achievers Portfolios are higher than the fees paid by most mutual funds, Principal Preservation's Board of Directors believes they are consistent with the fees paid by funds with investment characteristics and objectives similar to those Portfolios. The chart below sets forth the rates of the advisory and sub-advisory fees.

                                                   ADVISORY FEES
                                               PAID BY THE PORTFOLIO     SUB-ADVISORY FEES
  PORTFOLIOS AND NET ASSETS                         TO ZIEGLER          PAID BY ZIEGLER (1)
  -------------------------                    ---------------------    -------------------
  Government, Insured Tax-Exempt and
   Tax-Exempt Portfolios:
    a. First $50 million in net assets .........    0.60 of 1%              0.18 of 1%
    b. Next $200 million in net assets .........    0.50 of 1%              0.15 of 1%
    c. Net assets in excess of $250 million ....    0.40 of 1%              0.12 of 1%

  S&P 100 Plus Portfolio:
    a. First $20 million in net assets .........    0.75 of 1%                  (2)
    b. Next $30 million in net assets ..........    0.50 of 1%
    c. Next $50 million in net assets ..........    0.40 of 1%
    d. Next $400 million in net assets .........    0.35 of 1%
    e. Net assets in excess of $500 million ....    0.30 of 1%

  Select Value Portfolio:
    a. First $250 million in net assets ........    0.75 of 1%              0.375 of 1%
    b. Net assets in excess of $250 million ....    0.65 of 1%              0.325 of 1%

  Dividend Achievers Portfolio:
    a. First $250 million in net assets ........    0.75 of 1%              0.375 of 1%
    b. Second $250 million in net assets .......    0.70 of 1%              0.350 of 1%
    c. Net assets in excess of $500 million ....    0.65 of 1%              0.325 of 1%

  Balanced Portfolio:
    a. First $50 million in net assets .........    0.60 of 1%              0.30 of 1%
    b. Next $150 million in net assets .........    0.50 of 1%              0.25 of 1%
    c. Next $50 million in net assets ..........    0.50 of 1%              0.20 of 1%
    d. Net assets in excess of $250 million ....    0.40 of 1%              0.20 of 1%

(1) Sub-Advisory fees are paid to Ziegler Asset Management, except for those relating to the S&P 100 Plus and Select Value Portfolios, which are paid to PanAgora and Mesirow, respectively.
(2) Ziegler pays PanAgora 50% of the fee it receives from the S&P 100 Plus Portfolio (net of any applicable reimbursement by Ziegler to the Portfolio for expenses of the Portfolio in excess of certain state limitations).

THE DISTRIBUTOR, CUSTODIAN, TRANSFER AND DIVIDEND DISBURSING AGENT

  In addition to serving as an investment advisor to Principal Preservation, Ziegler also serves as the Distributor of the shares of each Portfolio pursuant to a Distribution Agreement; provides accounting and other administrative services, including daily valuation of the shares of each Portfolio, pursuant to an Accounting/Pricing Agreement; pro-vides depository and custodial services with respect to the portfolio securities of each Portfolio pursuant to a Depository Contract; and provides transfer agent services pursuant to a Transfer and Dividend Disbursing Agency Agreement. As discussed above, Ziegler Asset Management also serves as Sub-Advisor to certain Portfolios of Principal Preservation. In addition, Ziegler Thrift Trading, Inc., an affiliate of Ziegler which is a registered broker-dealer, may effect portfolio securities transactions as agent for the Portfolios and in that capacity receives brokerage commissions from the Portfolio. See "Portfolio Transactions and Brokerage."

     The Distribution Agreement appointing Ziegler as Principal Preservation's Distributor provides that Ziegler is entitled to receive a commission on its sales of the shares of each Portfolio at the rate disclosed in Principal Preservation's current Prospectus (see "Purchase of Shares"). Out of these commissions, Ziegler allows Selected Dealer discounts (which are alike for all Selected Dealers) from the applicable public offering price. The Distribution Agreement continues from year to year if it is approved annually by Principal Preservation's Board of Directors, including a majority of those Directors who are not interested persons of Principal Preservation, or by a vote of the holders of a majority of the outstanding shares. The Distribution Agreement may be terminated at any time by either party on 60 days written notice and will automatically terminate if assigned. Principal Preservation also reimburses Ziegler for certain expenditures incurred by it in connection with the distribution of Principal Preservation's shares pursuant to a Distribution Plan adopted under Rule 12b-1 of the 1940 Act. See "Distribution Expenses."

     The Accounting/Pricing Agreement provides that Ziegler is entitled to receive a fee for accounting services provided thereunder at an annual rate of .03 of 1% of a Portfolio's total assets of $30 million but less than $100 million, .02 of 1% of a Portfolio's total assets of $100 million but less than $250 million and .01 of 1% of a Portfolio's total assets of $250 million or more, with a minimum fee of $19,000 per Portfolio per year, plus expenses. The Depository Contract provides that Ziegler is entitled to receive compensation deemed reasonable by the Board of Directors of Principal Preservation for services provided thereunder. The rate of compensation is currently set at .055 of 1% of the first $10 million of Principal Preservation's assets, .03 of 1% of the next $40 million of Principal Preservation's assets, .016 of 1% of the next $200 million of assets, and .015 of 1% of assets in excess of $250 million. The Transfer and Dividend Disbursing Agency Agreement provides that Ziegler is entitled to receive compensation deemed reasonable by the Board of Directors of Principal Preservation for services provided thereunder. The rate of compensation is currently set at $13.50 per account for the Tax-Exempt, Insured Tax-Exempt and Government Portfolios and $8.50 per account for the S&P 100 Plus, Select Value, Dividend Achievers and Balanced Portfolios. Principal Preservation also reimburses Ziegler for all out-of-pocket expenses incurred in providing such services. As Transfer and Dividend Disbursing Agent, Ziegler may also collect certain fees from shareholders as disclosed in this Prospectus.

THE PORTFOLIO MANAGERS

     Mr. Vern C. VanVooren has managed the investment of the assets of the Tax-Exempt, Government and Insured Tax-Exempt Portfolios since their inceptions in July, 1984, December, 1985 and December, 1986, respectively. He is a member of the Ziegler Asset Management Investment Committee and serves as a Bond Portfolio Manager for Ziegler Asset Management.

     Mr. William G. Zink has managed the investment of the assets of the S&P 100 Plus Portfolio since May, 1991. Mr. Zink is a Senior Equity Manager with PanAgora, and has served in this capacity since PanAgora's origin in 1991.

  Investment decisions for the Select Value Portfolio are made by a team of investment professionals and analysts employed by Mesirow. Mesirow has served as sub-advisor to the Portfolio since the commencement of its operations in August, 1994. Its team is headed by Mr. Kenneth S. Kailin, the portfolio manager. Mr. Kailin is a vice president, analyst and portfolio manager with Mesirow, having joined the firm in 1987. Mr. Kailin also serves as portfolio manager of another registered investment company which has an investment objective, policies and restrictions similar to those of the Select Value Portfolio. Mr. Kailin's investment team includes Mr. Stephen G. Gaber, managing director and chief operating officer of Mesirow, and Mr. William M. Dutton, executive vice president, securities analyst and portfolio manager with Mesirow, who together have had over 40 years of investment experience.

     Since January, 1992, Mr. R. Douglas Ziegler has managed the investment of the assets of the Dividend Achievers Portfolio. Mr. Ziegler is the Chairman of the Board of both Ziegler and Ziegler Asset Management, and also is a director and the President of Principal Preservation.

     Mr. Ralph F. Patek has managed the investment of the assets of the Balanced Portfolio since its inception in July, 1993. Mr. Patek has served as a Vice President, Portfolio Manager for Ziegler Asset Management since July, 1993, and is a Chartered Financial Analyst.

                   DETERMINATION OF NET ASSET VALUE PER SHARE

     Net asset value per share of each Portfolio is determined by subtracting the Portfolio's liabilities (including accrued expenses and dividends payable) from the Portfolio's total assets (the value of the securities the Portfolio holds plus cash or other assets, including interest accrued but not yet received) and dividing the result by the total number of shares outstanding. The net asset value per share will be calculated every week day, Monday through Friday, except on customary national business holidays which result in closing of the New York Stock Exchange (the "Exchange"). The calculation is as of the close of trading on the Exchange (4:00 p.m. New York time) for the S&P 100 Plus, Select Value, Dividend Achievers and Balanced Portfolios, 2:30 p.m. New York time for the Tax- Exempt Portfolios, and 3:00 p.m. New York time for the Government Portfolio.

                               PURCHASE OF SHARES

     Orders received by the Distributor or a Selected Dealer prior to the close of business on the Exchange will be invested at the net asset value computed on that day. Orders received after the close of trading on the Exchange will be invested at the net asset value determined as of the close of trading on the Exchange on the next business day. Except as described below, the minimum initial investment is $1,000, and the minimum additional investment is $50. Exchanges between Portfolios, reinvestments of distributions from a Portfolio or distributions from various unit investment trusts sponsored by Ziegler, reinvestments of interest and/or principal payments on bonds issued by Ziegler Mortgage Securities, Inc. II and reinvestments of interest payments on bonds underwritten by Ziegler are not subject to the $50 minimum additional investment requirement. The minimum initial investment for individual retirement accounts (IRAs), Keogh plans, self-directed retirement plan accounts and custodial accounts under the Uniform Gifts/Transfers to Minors Act is $500 and the minimum additional investment is $25. For minimum requirements for investments made through an automatic investment plan, see "Shareholder Services - Systematic Purchase Plan."

     Shares may be purchased by investors at net asset value plus a sales charge as set forth below. None of the Portfolios will issue shares for consideration other than cash except in the case of a bona fide reorganization or statutory merger or in certain other acquisitions of portfolio securities which meet certain criteria in accordance with state securities laws. See "Purchase of Shares"in the Statement of Additional Information. Shares may be purchased by sending a check payable to Principal Preservation Portfolios, Inc., 215 North Main Street, West Bend, Wisconsin 53095, along with a completed account application, or through a Selected Dealer.

     Shares may be purchased by investors at net asset value plus a sales charge (expressed as a percentage of the offering price and of the net amount invested) as follows:

                                          PUBLIC OFFERING      NET AMOUNT    SELECTED DEALER
        SIZE OF INVESTMENT                     PRICE            INVESTED      REALLOWANCE*
        ------------------                ---------------      ----------    --------------
  FOR THE S&P 100 PLUS, SELECT VALUE,
  DIVIDEND ACHIEVERS AND BALANCED PORTFOLIOS:
  Less than $50,000  .....................      4.50%             4.71%           4.00%
  $50,000 but less than $100,000 .........      4.00%             4.17%           3.50%
  $100,000 but less than $250,000 ........      3.50%             3.63%           3.00%
  $250,000 but less than $500,000 ........      3.00%             3.09%           2.60%
  $500,000 but less than $1,000,000 ......      2.50%             2.56%           2.20%
  $1,000,000 or more  ....................      0.00%             0.00%           0.00%

  FOR THE GOVERNMENT, INSURED TAX-EXEMPT AND
  TAX-EXEMPT PORTFOLIOS:
  Less than $25,000 ......................      3.50%             3.63%           3.00%
  $25,000 but less than $50,000  .........      3.00%             3.09%           2.75%
  $50,000 but less than $100,000 .........      2.50%             2.56%           2.25%
  $100,000 but less than $250,000 ........      2.00%             2.04%           1.75%
  $250,000 but less than $500,000 ........      1.50%             1.52%           1.25%
  $500,000 but less than $1,000,000 ......      1.00%             1.01%           1.00%
  $1,000,000 or more  ....................      0.00%             0.00%           0.00%

-----------------------

     *In addition to the Selected Dealer Reallowance shown above, the Distributor may pay an additional commission to participating dealers and participating financial institutions acting as agent for their customers in an amount up to the difference between the sales charge and the Selected Dealer Reallowance in respect of the shares sold. No reallowance applies to purchases of $1 million or more. The Distributor may offer additional compensation in the form of trips, merchandise or entertainment as sales incentives to Selected Dealers. The Distributor's sales representatives may not qualify to participate in some of these incentive compensation programs and the Distributor may offer similar incentive compensation programs in which only its own sales representatives qualify to participate. In addition to the amount paid to Selected Dealers, the Distributor may from time to time pay an additional concession to a Selected Dealer which employs a registered representative who sells, during a specific period, a minimum dollar amount of shares. In no event will such additional concession paid by the Distributor to the Selected Dealer exceed the difference between the sales charge and the Selected Dealer Reallowance in respect of shares sold by the qualifying registered representative. Selected Dealers who receive a concession may be deemed to be "underwriters" in connection with sales by them of such shares and in that capacity they may be subject to the applicable provisions of the Securities Act of 1933.


     Banks, acting as agents for their customers and not for any Portfolio or the Distributor, from time to time may purchase Portfolio shares for the accounts of such customers. Generally, the Glass-Steagall Act prohibits banks from engaging in the business of underwriting, selling or distributing securities. Should the activities of any bank, acting as agent for its customers in connection with the purchase of the shares of any Portfolio, be deemed to violate the Glass-Steagall Act, management will take whatever action, if any, is appropriate in order to provide efficient services for the Portfolio. Management does not believe that a termination in the relationship with a bank would result in any material adverse consequences to the Portfolio. In addition, state securities laws on this issue may differ, and banks and financial institutions may be required to register as dealers pursuant to state law. Investors should be aware that the shares of the Portfolios are not deposits or obligations of, or guaranteed or endorsed by, any bank, and are not insured or guaranteed by the U.S. Government, the Federal Deposit Insurance Corporation, the Federal Reserve Board, or any other federal agency.

  Reduced Sales Charges. There are several ways to pay a lower sales charge.
One is to increase the initial investment to reach a higher discount level. The above scale is applicable to initial purchases of Principal Preservation shares by any "purchaser." The term "purchaser" includes (1) an individual, (2) an individual, his or her spouse and their children under the age of 21 purchasing shares for his or her own accounts, (3) a trustee or other fiduciary purchasing shares for a single trust estate or single fiduciary account, (4) a pension, profit-sharing, or other employee benefit plan qualified or non-qualified under Section 401 of the Internal Revenue Code, (5) tax-exempt organizations enumerated in Section 501(c)(3) or (13) of the Code, (6) employee benefit plans qualified under Section 401 of the Code of a single employer or employers who are "affiliated persons" of each other within the meaning of
Section 2(a)(3)(c) of the Act, or (7) any other organized group of persons, whether incorporated or not, provided the organization has been in existence for at least six months and has some purpose other than the purchase of redeemable securities of a registered investment company at a discount.

     Another way to pay a lower sales charge is for a "purchaser" to add to his investment so that the current offering price value of his shares plus the new investment, reach a higher discount level. For example, if the current offering price value of the shares held by a shareholder in the Portfolios equals $100,000, the shareholder will pay a reduced sales charge on additional purchases of shares. If the shareholder invested an additional $100,000, the sales charge would be 3.5% on that additional investment. A shareholder's holdings in all Portfolios which have a sales charge will be aggregated in determining the break-point at which he is entitled to purchase in any Portfolio.

     A third way is for a "purchaser" to sign a non-binding statement of intention to invest $50,000 or more over a 13 month period in any one or combination of Principal Preservation Portfolios which have a sales charge. If the purchases are completed during that period, each purchase will be at a sales charge applicable to the aggregate of the shareholder's intended purchases. Under terms set forth in the statement of intention, shares valued at 5% of the amount of intended purchase are escrowed and will be redeemed to cover the additional sales charge payable if the statement is not completed. Any remaining shares held in escrow will be released to the purchaser. A purchaser will continue to earn dividends and capital gains distributions declared by a Portfolio with respect to shares held in escrow.

     Group Purchases. A reduced sales charge is also available to members of a qualified group. The sales charge for such persons is calculated by taking into account the aggregate dollar value of shares of all Principal Preservation shares sold subject to a sales charge being purchased or currently held by all members of the group. Further information on group purchases is contained in "Purchase of Shares" in the Statement of Additional Information.

     To receive the benefit of the reduced sales charge, the shareholder must inform Principal Preservation, Ziegler or the Selected Dealer that the shareholder qualifies for such a discount.

PURCHASES AT NET ASSET VALUE

     Shares may be purchased at net asset value (that is, without a sales charge) by a purchaser purchasing at least $1 million of shares or the value of whose account at the time of purchase is at least $1 million if the purchase is made through a Selected Dealer who has executed a dealer agreement with the Distributor. The term "purchaser" has the meaning described in "Reduced Sales Charges,"above. The Distributor may make a payment or payments, out of its own funds, to the Selected Dealer in an amount not to exceed 0.75 of 1% of the amount invested. All or a part of such payment may be conditioned on the monies remaining invested with Principal Preservation for a minimum period of time.

     Any pension, profit sharing or other employee benefit plan qualified under
Section 401 of the Internal Revenue Code may also purchase shares at net asset value. If such a plan purchases shares of any of the Portfolios through a Selected Dealer, the Distributor may make a payment or payments, out of its own funds, to the Selected Dealer in an amount not to exceed 0.75 of 1% of the amount invested.

     Any state, county, or city, or any instrumentality, department, authority or agency thereof, that purchases at least $500,000 of shares or the value of whose account at the time of purchase is at least $500,000 also qualifies to purchase shares without a sales charge.

     Shares may also be purchased at net asset value when payment for those shares represents the proceeds from the redemption of shares of another mutual fund which charges a sales charge and which is not part of Principal Preservation. A purchase of shares of Principal Preservation may be made at net asset value under this provision regardless of whether the sales charge was paid on the shares redeemed in the unrelated fund, but the redemption of those shares must have occurred no more than 60 days prior to the purchase of shares of Principal Preservation. The Distributor may make a payment or payments, out of its own funds, to Selected Dealers effecting such exchanges, in an amount not to exceed 0.50 of 1% of the amount invested. All or a part of such payment may be conditioned upon the monies remaining invested with Principal Preservation for a minimum period of time. Shares of Principal Preservation in addition to those qualifying for purchase at net asset value under this provision may be purchased at net asset value plus the normal sales charge.

     Shares may also be purchased at net asset value by: Directors and officers of Principal Preservation (including shares purchased jointly with or individually by any such person's spouse and shares purchased by any such person's children or grandchildren under age 21); employees of Ziegler,
Selected Dealers, PanAgora and Mesirow, and the trustee or custodian under any pension or profit-sharing plan established for the benefit of the employees of any of the foregoing. The term "employee" includes an employee's spouse (including the surviving spouse of a deceased employee), parents, children and grandchildren under age 21, and retired employees. Shares may also be purchased with a reduced sales charge of 0.50 of 1% by directors of The Ziegler Companies, Inc. who are not also employees of Ziegler.

     Shares may also be purchased without a sales charge upon the reinvestment of distributions from any Principal Preservation portfolio, or investment of distributions from various unit investment trusts sponsored by Ziegler; the reinvestment of principal or interest payments on bonds issued by Ziegler Mortgage Securities, Inc. II; or the reinvestment of interest payments on bonds underwritten by Ziegler.

                                  REDEMPTIONS

     You may have any or all of your shares redeemed as described below on any day Principal Preservation is open for business at the net asset value next determined. See "Determination Of Net Asset Value Per Share." If the order is received prior to the close of the Exchange the redemption will be at the net asset value calculated that day. If not, you will receive the net asset value calculated as of the close of trading on the next business day.

     By Telephone. If you have completed the Telephone Redemption Authorization and signature guarantee sections of the account application, you may redeem shares by calling Principal Preservation at 800-826-4600. This authorization must be on file at least five days prior to the first telephone redemption. This authorization requires a signature guarantee. At your request, redemption will be made by wire to the bank account designated on the account application or a check will be sent to you at the registered address for your account on the business day following the redemption. See "Redemptions - Sending Redemption Proceeds - By Wire."

     You cannot redeem shares by telephone if you hold stock certificates for those shares. Additionally, shares paid for by personal, corporate, or government check cannot normally be redeemed before the 15th day after the purchase date or until the check clears.

  By establishing the telephone redemption service, you authorize Ziegler, as Principal Preservation's transfer agent (the "Transfer Agent"), to: (1) act upon the instruction of any person by telephone to redeem shares from the account for which such services have been authorized; and (2) honor any written instructions for a change of address if accompanied by a signature guarantee. You assume some risk for unauthorized transactions by establishing the telephone redemption services. The Transfer Agent has implemented procedures designed to reasonably assure that telephone instructions are genuine. These procedures include recording telephone conversations, requesting verification of various pieces of personal information and providing written confirmation of such transactions. If the Transfer Agent,

Principal Preservation, or any of their employees fails to abide by these procedures, Principal Preservation may be liable to a shareholder for losses the shareholder suffers from any resulting unauthorized transaction(s). However, none of the Transfer Agent, Principal Preservation or any of their employees will be liable for losses suffered by a shareholder which result from following telephone instructions reasonably believed to be genuine after verification pursuant to these procedures. This service may be changed, modified or terminated at any time. There is currently no charge for telephone redemptions, although a charge may be imposed in the future.

     By Mail. To redeem shares by mail, send the following information to the Transfer Agent: (1) a written request for redemption signed by the registered owner(s) of the shares, exactly as the account is registered, together with the shareholder's account number; (2) the stock certificates for the shares being redeemed, if the certificates are held by the shareholders; (3) any required signature guarantees (see "Signature Guarantees" below); and (4) any additional documents which might be required for redemptions by corporations, executors, administrators, trustees, guardians, or other similar entities.

     The Transfer Agent will redeem shares when it has received all necessary documents. You will be notified promptly by the Transfer Agent if your redemption request cannot be accepted. The Transfer Agent cannot accept redemption requests which specify a particular date for redemption or which specify any special conditions. Questions concerning redemption procedures should be directed to the Transfer Agent at 800-826-4600.

     Signature Guarantees. To protect you, the Transfer Agent and Principal Preservation from fraud, signature guarantees are required for certain redemptions. Signature guarantees enable the Transfer Agent to be sure that you are the person who has authorized a redemption from your account. Signature guarantees are required for: (1) any redemptions by mail if the proceeds are to be paid to someone else or are to be sent to an address other than your address as shown on Principal Preservation's records; (2) any redemptions by mail which request that the proceeds be wired to a bank, unless you designated the bank as an authorized recipient of the wire on your account application or subsequent authorization form and such application or authorization includes a signature guarantee; (3) any redemptions by mail if the proceeds are to be sent to an address for the shareholder that has been changed within the past thirty (30) days; (4) authorizations to redeem by telephone; and (5) requests to transfer the registration of shares to another owner. These requirements may be waived by Principal Preservation in certain instances.

     The Transfer Agent will accept signature guarantees from all institutions which are eligible to provide them under federal or state law. Institutions which typically are eligible to provide signature guarantees include commercial banks, trust companies, brokers, dealers, national securities exchanges, savings and loan associations and credit unions. A signature guarantee is not the same as a notarized signature.

     Sending Redemption Proceeds. The Transfer Agent will not send redemption proceeds until all payments for the shares being redeemed have cleared, which may take up to 15 days from the purchase date of the shares.

     By Mail. The Transfer Agent mails checks for redemption proceeds typically within one or two days, but not later than seven days, after it receives the request and all necessary documents.

     By Wire. The Transfer Agent will normally wire redemption proceeds to your bank the next business day after receiving the redemption request and all necessary documents. The signatures on any written request for a wire redemption must be guaranteed. The Transfer Agent currently deducts a $7.50 wire charge from the redemption proceeds. This charge is subject to change. You will be responsible for any charges which your bank may make for receiving wires.

     Redemption Through Securities Brokers. Shares can also be redeemed through a securities dealer, who may charge a fee.

     Conditions on Redemptions. If, due to redemption, your account in a Portfolio drops below $500 for three months or more, the Portfolio has the right to redeem your account, after giving 60 days' written notice, unless you make additional investments to bring the account value to $1,000 or more.

     Principal Preservation may suspend the right to redeem shares of one or more of the Portfolios for any period during which: (1) the Exchange is closed or the Securities and Exchange Commission determines that trading on the Exchange is restricted; (2) there is an emergency as a result of which it is not reasonably practical for the Portfolio(s) to sell its securities or to calculate the fair value of its net assets; or (3) the Securities and Exchange Commission may permit for the protection of the shareholders of the Portfolio(s).

     It is possible that conditions may arise in the future which would, in the opinion of the Board of Directors of Principal Preservation, make it undesirable for a Portfolio to pay for all redemptions in cash. In such cases, the Board may authorize payment to be made in securities or other property of a Portfolio. However, the Portfolios have obligated themselves under the 1940 Act to redeem for cash all shares presented for redemption by any one shareholder up to $250,000 (or 1% of a Portfolio's net assets if that is less) in any 90-day period. Securities delivered in payment of redemptions would be valued at the same value assigned to them in computing the net asset value per share. Persons receiving such securities would incur brokerage costs when these securities are sold.

                              SHAREHOLDER SERVICES

     Principal Preservation offers a number of shareholder services designed to facilitate investment in Portfolio shares. Full details of each of the services, copies of the various plans described below and instructions as to how to participate in the various services or plans can be obtained from Principal Preservation, or the Distributor.

     Systematic Purchase Plan. A Systematic Purchase Plan ("SPP") may be established at any time with a minimum initial investment of $100 and minimum subsequent monthly investments of $100. The minimum subsequent monthly investment is reduced to $50 for IRAs, Keogh plans, self-directed retirement plan accounts and custodial accounts under the Uniform Gifts/Transfers to Minors Act until your account balance reaches $500, after which the minimum is further reduced to $25. The minimum subsequent investment is also reduced to $50 for all other accounts with balances of $1,000 or more. By participating in the SPP, you may automatically make purchases of Principal Preservation shares on a regular, convenient basis. Under the SPP, your bank or other financial institution honors preauthorized debits of a selected amount drawn on your account each month and applied to the purchase of Principal Preservation shares. The SPP can be implemented with any financial institution that will accept the debits. There is no service fee for participating in the SPP. An application and instructions on establishing the SPP are available from your registered representative, the Distributor or Principal Preservation.

     Periodic Withdrawal Plan. You may establish a periodic withdrawal plan if you own or purchase shares having a current offering price value of at least $10,000 in a single Portfolio (except no such minimum applies for distributions from an IRA). The periodic withdrawal plan involves the planned redemption of shares on a periodic basis by receiving either fixed or variable amounts at periodic intervals. The minimum amount you may receive under a periodic withdrawal plan is $150 per month. Normally, you would not make regular investments at the same time you are receiving periodic withdrawal payments because it is not in your interest to pay a sales charge on new investments when, in effect, a portion of your new investment is soon withdrawn. The minimum investment accepted while a withdrawal plan is in effect is $1,000. You may terminate your periodic withdrawal plan at any time by written notice to Principal Preservation or the Transfer Agent.

  Reinvestment Privilege. If you redeem shares, you may reinvest all or part of the redemption proceeds in the same Portfolio, without a sales charge, if you send written notice to Principal Preservation or the Transfer Agent not more than 30 days after the shares are redeemed. Your redemption proceeds will be reinvested on the basis of net asset value of the shares in effect immediately after receipt of the written request. You may exercise this reinvestment privi-lege only once upon redemption of your shares. Any capital gains tax you incur on the redemption of your shares is not altered by your subsequent exercise of this privilege. If the redemption resulted in a loss and reinvestment is made in shares, the loss will not be recognized.

     Exchange Privilege. Subject to compliance with applicable minimum investment requirements, shares of any Principal Preservation portfolio may be exchanged for shares of any other Principal Preservation portfolio in any state where the exchange legally may be made. The standard sales commission applicable to purchases of shares of the Principal Preservation portfolio into which the exchange is being made (as disclosed in the then current prospectus for that Principal Preservation portfolio) will be charged in connection with the exchange, less any sales commission previously paid by the shareholder with respect to the shares being exchanged. However, if a front-end sales commission was previously paid with respect to the shares being exchanged and the investment represented by such shares has been held in one or more Principal Preservation portfolios continuously for at least one year prior to the proposed exchange, then no additional sales commission will be charged in connection with the exchange. Before engaging in any such exchange, a shareholder should obtain from the Distributor and carefully read the current prospectus relating to the Principal Preservation portfolio into which he or she intends to exchange. Such exchanges may be subject to a service charge by the Transfer Agent (currently $5.00).

     In order to effect an exchange on a particular business day, the Transfer Agent must receive a completed exchange authorization form or other written instructions, signed by all account holders, no later than 3:00 p.m. Eastern Time. Exchange authorization forms may be obtained from, and should be returned to, the Transfer Agent at 215 North Main Street, West Bend, Wisconsin 53095. The Transfer Agent may accept instructions from Selected Dealers, subject to certain conditions and requirements, by wire or telephone, for the exchange of shares held in an investor's account. Principal Preservation may amend, suspend or revoke this exchange privilege at any time, but will provide shareholders at least 60 days' prior notice of any change that adversely affects their rights under this exchange privilege. Exchanges are subject to the conditions described above under "Redemptions - Conditions on Redemptions."

     An exchange of shares is considered a sale for tax purposes and you will realize a gain or loss for federal income tax purposes.

     An excessive number of exchanges may be disadvantageous to Principal Preservation. Therefore, Principal Preservation, in addition to its right to reject any exchange, reserves the right to terminate the exchange privilege of any shareholder who makes more than three exchanges of shares in 12 months or more than one exchange per calendar quarter.

     Reinvestment of Distributions or Interest Payments. Unit holders of Ziegler sponsored unit investment trusts, holders of Ziegler Mortgage Securities, Inc. II bonds and holders of bonds underwritten by Ziegler may purchase shares of Principal Preservation by automatically reinvesting distributions from their unit investment trust, reinvesting principal or interest from their Ziegler Mortgage Securities, Inc. II bonds, or reinvesting interest from the bonds underwritten by Ziegler, as the case may be. Unit holders and bondholders desiring to participate in this plan should contact the Distributor for further information.

     Tax Sheltered Retirement Plans. Shares of the Portfolios are available for purchase in connection with the following tax-sheltered plans: (1) Individual Retirement Accounts; (2) Keogh plans; (3) 401(k) Plans; and (4) 403(b) Plans for employees of most nonprofit organizations. Detailed information concerning these plans and prototypes of these plans and other information are available from the Distributor. They should be carefully reviewed and considered with your tax or financial adviser. IRA investors do not receive the benefits of long-term capital gains treatment when funds are distributed from their account.

     For further information regarding plan administration, custodial fees and other details, investors should contact the Distributor.

            DIVIDENDS, CAPITAL GAINS DISTRIBUTIONS AND REINVESTMENTS

     Dividends from net investment income will be declared daily and paid monthly in the Government, Insured Tax-Exempt and Tax-Exempt Portfolios, and will be declared and paid quarterly in the S&P 100 Plus, Select Value, Dividend Achievers and Balanced Portfolios. Dividends may be taken in cash or additional shares at net asset value (without a sales charge). You may also direct the Transfer Agent to invest the dividends in shares of any other Principal Preservation portfolio for which you have an account. The investment occurs on the same day as the dividend distribution date. Unless you have elected in writing to the Transfer Agent to receive dividends and capital gain distributions in cash, they will be automatically reinvested in additional shares of the relevant Portfolio.

     Capital gains distributions, if any, in all Portfolios will be declared annually and normally will be paid within 45 days after the end of the fiscal year.

                                   TAX STATUS

     Each Portfolio intends to qualify as a "regulated investment company" under Subchapter M of the Internal Revenue Code of 1986 (the "Code"). In order to so qualify, each Portfolio must satisfy a number of requirements, including the requirement that at least 90% of the Portfolio's gross income be derived from dividends, interest and gains from the sale or other disposition of stock or other securities. Another requirement is that less than 30% of a Portfolio's gross income be derived from the sale or other disposition of securities held for less than three months (netting gains and losses which are parts of designated hedges). In determining these gross income requirements, a loss from the sale or other disposition of securities does not enter into the computation.

     Each Portfolio will distribute substantially all of its net income and capital gains. Regulated investment companies, in most instances, pay a nondeductible four percent excise tax on the amount, if any, by which actual distributions of investment income and capital gains are less than distributions required by the Code. Principal Preservation intends to make distributions in a manner which will avoid the excise tax. The federal income tax status of all distributions will be reported to shareholders annually. That part of the Tax- Exempt Portfolios' net investment income which is attributable to interest from tax-exempt securities and which is distributed to shareholders will be designated as an "exempt-interest dividend" under the Code. A Portfolio's distributions are taxable when they are paid, whether a shareholder takes them in cash or reinvests them in additional shares, except that distributions declared in December and paid in January each year are taxable as if paid on December 31 of the earlier year.

     The exemption of exempt-interest dividends for federal income tax purposes does not necessarily result in exemption under the tax laws of any state or local taxing authority which vary with respect to the taxation of such dividend income. It is possible that some states will exempt from tax that portion of the exempt-interest dividend which represents interest received by the Tax-Exempt Portfolios on that state's securities. Therefore, each of the Tax-Exempt Portfolios will report annually to its shareholders the percentage of interest income received on a state-by-state basis. You should consult with your tax adviser regarding the extent, if any, to which exempt-interest dividends are exempt under state laws applicable to your dividend distributions.

     A portion of the net investment income of the Government, S&P 100 Plus, Dividend Achievers and Balanced Portfolios will qualify for the 70% dividends received deduction for corporations.

     Each series of a series company, such as Principal Preservation, is treated as a separate entity for federal income tax purposes so that the net realized capital gains and losses of Principal Preservation's separate portfolios are not combined.

                             DESCRIPTION OF SHARES

  The authorized common stock of Principal Preservation consists of one billion shares, par value of $0.001 per share. The shares of Principal Preservation are presently divided into nine series: Government Portfolio, Insured Tax-

Exempt Portfolio, Tax-Exempt Portfolio, S&P 100 Plus Portfolio, Select
Value Portfolio, Dividend Achievers Portfolio, Balanced Portfolio, Wisconsin Tax-Exempt Portfolio and Cash Reserve Portfolio, consisting of 50 million shares in each of the first eight Portfolios and 300 million in the Cash Reserve Portfolio. The Board of Directors of Principal Preservation may authorize the issuance of additional series and may increase or decrease the number of shares in each series.

     Each share of Principal Preservation has one vote, and when issued and paid for in accordance with the terms of the offering will be fully paid and nonassessable. Each share of a series is entitled to participate pro rata in any dividends or other distributions declared by the Board of Directors of Principal Preservation with respect to that series, and all shares of a series have equal rights in the event of liquidation of that series. Shares of stock are redeemable at net asset value, at the option of the shareholder. Shares have no preemptive, subscription or conversion rights and are freely transferable. Shares can be issued as full shares or fractions of shares. A fraction of a share has the same kind of rights and privileges as a full share.

     Each share of each series of Principal Preservation (including each share of each of the Portfolios) is entitled to one vote on each matter presented to shareholders of that series. As a Maryland corporation, Principal Preservation is not required to hold, and in the future does not plan to hold, annual shareholder meetings unless required by law or deemed appropriate by the Board of Directors. However, special meetings may be called for purposes such as electing or removing Directors, changing fundamental policies or approving an investment advisory contract. On matters affecting an individual series (such as approval of advisory or sub-advisory contracts and changes in fundamental policies of a series) a separate vote of the shares of that series is required. Shares of a series are not entitled to vote on any matter not affecting that series. All shares of each series vote together in the election of Directors. Shares do not have cumulative voting rights.

     As used in the Prospectus, the phrase "majority vote" of the outstanding shares of a series (or of Principal Preservation) means the vote of the lesser of: (1) 67% of the shares of the Portfolio (or Principal Preservation) present at the meeting if the holders of more than 50% of the outstanding shares are present in person or by proxy; or (2) more than 50% of the outstanding shares of the Portfolio (or Principal Preservation).

                      PORTFOLIO TRANSACTIONS AND BROKERAGE

     Purchase and sale orders for portfolio securities may be effected through brokers, although it is expected that transactions in debt securities will generally be conducted with dealers acting as principals. Purchases and sales of securities on a stock exchange are effected through brokers who charge a commission for their services. Purchases and sales of securities traded over-the-counter may be effected through brokers or dealers. Brokerage commissions on securities and options are subject to negotiation between Principal Preservation and the broker.

     Principal Preservation will not deal with Ziegler or its affiliates in any transaction in which they act as a principal, but to the extent and in the manner permitted by the 1940 Act may effect brokerage transactions through them. The Advisors may utilize the services of Ziegler or an affiliate as a broker if the commissions, fees or other remuneration received by them are reasonable and fair compared to the commissions, fees and other remuneration paid to other brokers in connection with comparable transactions involving similar securities being purchased or sold on a securities exchange during a comparable period of time. See "Portfolio Transactions and Brokerage" in the Statement of Additional Information.

     Allocation of transactions, including their frequency, to various dealers is determined by the Advisors in their best judgment and in a manner deemed fair and reasonable to shareholders. The primary consideration is prompt and efficient execution of orders in an effective manner at the most favorable price. Principal Preservation may also consider sales of shares of its various series as a factor in the selection of broker-dealers, subject to the policy of obtaining best price and execution.

                             DISTRIBUTION EXPENSES

     In addition to the sales charge deducted at the time of purchase, each Portfolio is authorized under a Distribution Plan (the "Plan") pursuant to Rule 12b-1 under the 1940 Act to use a portion of its assets to finance certain activities relating to the distribution of its shares to investors. The Plan permits payments to be made by each Portfolio to the Distributor to reimburse it for expenditures incurred by it in connection with the distribution of each Portfolio's shares to investors. These payments include, but are not limited to, payments to selling representatives or brokers as a service fee, advertising, preparation and distribution of sales literature and prospectuses to prospective investors, implementing and operating the Plan and performing other promotional or administrative activities on behalf of each of the Portfolios. Plan payments may also be made to reimburse the Distributor for its overhead expenses related to distribution of the Portfolio's shares. No reimbursement may be made under the Plan for expenses of the past fiscal years or in contemplation of expenses for future fiscal years.

     Under the Plan, payments presently may not exceed an amount computed at an annual rate of 0.25 of 1% of the average daily net assets of any Portfolio. However, with respect to the Government Portfolio, Insured Tax-Exempt Portfolio, Tax-Exempt Portfolio, S&P 100 Plus Portfolio and Dividend Achievers Portfolios, net assets allocated to accounts opened prior to March 1, 1991 are excluded from the fee calculation (including assets contributed to such accounts on or after March 1, 1991, provided the account was opened prior to March 1, 1991). On April 27, 1995, the shareholders of those five Portfolios approved an amendment to the Plan (the "Plan Amendment") which provides that, commencing July 1, 1995, the fee payable by those Portfolios under the Plan will be assessed on the Portfolio's total net assets, including net assets allocated to accounts opened prior to March 1, 1991. As a phase-in measure, the Advisor has committed that it will reimburse expenses to each of those Portfolios as necessary so that, for the period commencing July 1, 1995 and continuing through December 31, 1996, the annualized operating expenses of those Portfolios will not exceed the following amounts, stated as a percentage of the relevant Portfolio's average daily net assets: Government Portfolio - 1.15%; Insured Tax-Exempt Portfolio - 1.20%; Tax-Exempt Portfolio - 1.15%; S&P 100 Plus Portfolio - 1.25%; and Dividend Achievers Portfolio - 1.30%.

     The Distribution Plan continues in effect, if not sooner terminated, for successive one-year periods, provided that its continuance is specifically approved by the vote of the Directors, including a majority of the Directors who are not interested persons of any of the Advisors. For further information regarding the Distribution Plan, see "Distribution Expenses" in the Statement of Additional Information.

                               OTHER INFORMATION

     Transfer and Dividend Disbursing Agent. B.C. Ziegler and Company, 215 North Main Street, West Bend, Wisconsin 53095, acts as Transfer and Dividend Disbursing Agent.

     Shareholder Statements and Reports. Shareholders receive confirmations at least quarterly regarding their transactions and reports at least semiannually setting forth various financial and other information related to the Portfolios.

     Shareholder Inquiries. Shareholder inquiries may be directed to Principal Preservation at 215 North Main Street, West Bend, Wisconsin 53095; or by telephone at (800) 826-4600.

  Performance Information. From time to time the Portfolios may advertise their "yield" and "total return." Yield is based on historical earnings and total return is based on historical distributions; neither is intended to indicate future performance. The "yield" of a Portfolio refers to the income generated by an investment in that Portfolio over a one month period (which period will be stated in the advertisement). This income is then "annualized." That is, the amount of income generated by the investment during the month is assumed to be generated each month over a 12-month period and is shown as a percentage of the investment. "Total return" of a Portfolio refers to the average annual total return for one, five and ten year periods (or so much thereof as a Portfolio has been in existence). Total return is the change in redemption value of shares purchased with an initial
$10,000 investment, assuming the reinvestment of dividends and capital gains distributions, after giving effect to the maximum applicable sales charge. In addition, the Tax-Exempt and Insured Tax-Exempt Portfolios may advertise their "tax equivalent yield," which is computed by dividing that portion of the Portfolio's yield which is tax-exempt by one minus a stated income tax rate and adding the product to that portion, if any, of the yield of the Portfolio which is not tax-exempt. Performance information should be considered in light of the Portfolios' investment objectives and policies, characteristics and quality of the Portfolios and the market conditions during the time period, and should not be considered as a representation of what may be achieved in the future. Further information is contained in the Statement of Additional Information.

     Portfolio Rating. From time to time the Portfolios may obtain and use a rating from a nationally recognized statistical rating organization. For a description of such ratings, see "Portfolio Ratings" in the Statement of Additional Information.

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                                     -41-

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                                     -42-

                    PRINCIPAL PRESERVATION PORTFOLIOS, INC.
                TERMS AND CONDITIONS OF GENERAL APPLICATION FORM
                             ADDITIONAL INVESTMENTS

     After a Shareholder account is established, additional investments in the amount of $50 or more ($25 or more for IRAs, Keogh Plans, Self-Directed Retirement Plan Accounts, and Custodial Accounts under the Uniform Gifts/Transfers to Minors Act) may be made to that existing account at any time. Additional investments will be applied to the purchase of full and fractional shares of the specified Portfolio at the public offering price. These investments should be accompanied by an investment transmittal stub (attached to any previously received shareholder confirmation) and mailed directly to B.C. Ziegler and Company, 215 North Main Street, West Bend, Wisconsin 53095 (the Transfer Agent). Additional investments can also be made through your dealer.

                         INFORMATION PERTAINING TO THE
                             STATEMENT OF INTENTION

     Subject to conditions specified below, each purchase during the 13-month period subsequent to the effective date of this application will be made at the public offering price applicable to a single transaction of the dollar amount indicated, as described in the then effective prospectus. The offering price may be further reduced under the Combined Purchase and Cumulative Investment Privilege if the Transfer Agent is advised of any shares previously purchased and still owned. You understand that you may, at any time during the period, revise upward your stated intention by submitting a written request to that effect. Such revision shall provide for the escrowing of additional shares. The original period of the Statement, however, shall remain unchanged. Each separate purchase made pursuant to the Statement is subject to the terms and conditions contained in the prospectus in effect at the time of that particular purchase. It is understood that you make no commitment to purchase shares, but that if purchases so made within 13 months from this date do not aggregate the amount specified, you will pay the increased amounts of sales charge prescribed in the terms of escrow. You or your dealer must refer to this Statement of Intention in placing each future order for shares while this Statement is in effect. It is understood that when remitting funds directly to the Transfer Agent for investment in your account, specific reference must be made to this Statement. This cancels and supersedes any previous instructions which you may have given inconsistent with the above. You have received a copy of the current prospectus to which this application relates.

     Terms of Escrow to the Statement of Intention

     1. To assure compliance with provisions of the Investment Company Act of 1940, out of the initial purchase (or subsequent purchase if necessary) 5% of the dollar amount indicated on the reverse side hereof will be held in escrow in the form of shares (computed to the nearest full share at the applicable public offering price) registered in your name. These shares will be held by the Transfer Agent and be subject to the terms of escrow.

     2. If total purchases pursuant to this Statement equal the amount of the specified expected aggregate purchase, escrow shares will be released from restriction and be deposited to your account.

     3. If the total purchases pursuant to this Statement are less than the difference between the dollar amount of sales charge actually paid and the amount of sales charge which would have been paid on the total purchases if all such purchases had been made at a single time. If the Distributor or the dealer, within 10 business days after request, does not receive this amount, they will instruct the Transfer Agent to redeem an appropriate number of escrow shares to realize such difference. If the proceeds from this redemption are inadequate, you will be liable to the Distributor or the dealer for the difference. The remaining shares after the redemption will be deposited to your account unless otherwise instructed.

     4. You hereby irrevocably constitute and appoint the Transfer Agent as attorney to surrender for redemption any or all shares on the books of Principal Preservation, under the conditions previously outlined, with full power of substitutions in the premises.

     5. Any dividends and capital gain distributions declared by Principal Preservation with respect to escrowed shares will be added to the escrow account.

                             COMBINED PURCHASE AND
                        CUMULATIVE INVESTMENT PRIVILEGE

     Shares may be purchased at the offering price applicable to the total of
(a) dollar amount then being purchased plus (b) an amount equal to the value of the combined holdings of all series of Principal Preservation that have a sales charge of (1) an individual; (2) an individual, his spouse and their children under the age of 21 purchasing securities for his or their own account; (3) a trustee or other fiduciary pur-chasing for a single trust, estate or single fiduciary account; (4) a pension, profit sharing or other employee benefit plan qualified or non-qualified under Section 401 of the Internal Revenue Code (the "Code"); (5) tax-exempt organizations enumerated in Section 501(c)(3) or (13) of the Code;
(6) employee benefit plans qualified under Section 401 of the Code of a single employer or of employers who are "affiliated persons" of each other within the meaning of Section 2(a)(3)(c) of the Securities Act of 1933, as amended; or (7) any other organized group of persons, whether incorporated or not, provided the organization has been in existence for at least six months and has some purpose other than the purchase of redeemable securities of a registered investment company at a discount. In order for this cumulative quantity discount to be made available, the shareholder or his securities dealer must notify B.C. Ziegler and Company of the total holdings in all series of Principal Preservation each time an order is placed.

                             TELEPHONE REDEMPTIONS

     If you elect to redeem by telephone, a signature guarantee must be included with the application. This authorizes and directs Principal Preservation and the Transfer Agent, acting as your attorneys-in-fact, to redeem any or all shares of Principal Preservation pursuant to instructions received by telephone from you or any other person and to wire the proceeds to the bank account designated in your application. You agree that any telephone instructions may be recorded.

                              DEALER AUTHORIZATION

     The dealer, in signing the Authorization, authorizes B.C. Ziegler and Company, as its agent and on its behalf, to purchase from time to time shares of Principal Preservation necessary for the shareholder who has signed the Authorization. B.C. Ziegler and Company is authorized and directed where necessary to cause the shares to be transferred to the name of the shareholder on the books of Principal Preservation to retain and to account to the dealer for the dealer's sales charge due on each purchase, to confirm each direct sale to the shareholder on behalf of the dealer, and to transmit to the shareholder each new prospectus of Principal Preservation or supplement thereto delivered to it for that purpose. The dealer guarantees the genuineness of the signature(s) on the Authorization and represents that each person who has signed the Authorization is of legal age and not under legal disability. The dealer also represents that it is a duly licensed and registered dealer and that it may lawfully sell the specified securities in the state designated as the investor's mailing address. It further represents, if the sale has been made within the United States, that it is a member of the NASD and has entered into a soliciting dealer agreement with B.C. Ziegler and Company with respect to such shares.

         TERMS AND CONDITIONS FOR ESTABLISHING SYSTEMATIC PURCHASE PLAN

1. OPENING A SYSTEMATIC PURCHASE PLAN ("SPP"). An SPP may be established at any time by submitting the information requested above to the Transfer Agent. Depending on the date you elect to have automatic investments made, the SPP may take up to 30 days to commence after receipt of the SPP request by the Transfer Agent. There is a minimum initial investment of $100.00 for accounts opened under the SPP, and for subsequent investments ($50 or more for IRAs, Keogh Plans, Self-Directed Retirement Plan Accounts, and Custodial Accounts under the Uniform Gifts/Transfers to Minors Act, until your account balance reaches $500, after which investments can be made in increments of $25 or more). The additional investment amount drops to $50 for SPP participants whose accounts exceed $1,000.

2. INVESTMENTS. Principal Preservation shall collect the amount specified from your account at the designated financial institution as hereby authorized, debiting such account to its own order. Other than the sales charge, there are no service fees for participation in the SPP. Principal Preservation shall treat each deposit as if it were made by you directly.

3. TERMINATION. The privilege of making deposits under this service may be revoked by Principal Preservation without prior notice if any debit is not paid upon presentation. Principal Preservation shall be under no obligation to notify you of the non-payment and Principal Preservation shall have no liability whatsoever with respect thereto. You may discontinue the SPP by written notice to the Transfer Agent which is received at least ten business days prior to the collection date or the SPP may be discontinued at any time by Principal Preservation upon 30 days written notice prior to any collection date.

4. CHANGES IN ACCOUNT. In order to continue participation in the SPP, you must notify the Transfer Agent in writing of changes in your account. A
   "Voided" check reflecting the change of account must be attached to the written notification.

5. AVAILABILITY. The SPP is available only through financial institutions that have agreed to participate in such plans and may not be available to residents of certain states.

                    PRINCIPAL PRESERVATION PORTFOLIOS, INC.
                            ACCOUNT APPLICATION FORM

MAKE CHECK OR                           MAIL TO:  Principal Preservation
                                                  215 North Main Street
                                                  West Bend, WI 53095
MONEY ORDER PAYABLE TO: Principal Preservation Portfolios, Inc.
------------------------------------------------------------------------------
ACCOUNT REGISTRATION

Individual  __________________________________________________________________
               First                Middle Initial               Last Name

Joint Owner __________________________________________________________________
               First                Middle Initial               Last Name
 (In case of joint registration, a joint tenancy with right of survivorship will be presumed, unless otherwise indicated.)

Uniform Gift To Minor ________________________________________________________
                               Custodian's Name

Other_________________________________________________________________________
     Name of corporation, other organization or fiduciary; if trust, state trustee, maker and date of trust

_______________________________           ____________________________________
Print - Street Address                    (Area code) Telephone No. (optional)


_______________________________           ____________________________________
City                                      State                       Zip Code

Citizen of:  / / United States   / / Other____________________________________
                                        (please specify)

PORTFOLIO SELECTION

Choose the Portfolio(s) in which you wish to open an account and indicate the amount you wish to invest in each. Minimum initial investment is $1,000 ($500 for IRAs, Keogh Plans, Self-Directed Retirement Plan Accounts and Custodial Accounts under the Uniform Gifts/Transfers to Minors Act).

/ / Government Portfolio ______                / /   Dividend Achievers Portfolio  ________

/ / Insured Tax-Exempt Portfolio  ______       / /   Balanced Portfolio  _______

/ / Tax-Exempt Portfolio  ______               / /   I'm interested in the Cash Reserve
                                                     Portfolio. Please send me a Prospectus.

/ / S&P 100 Plus Portfolio ______              / /   I'm interested in the Wisconsin
                                                     Tax-Exempt Portfolio.
                                                     Please send me a Prospectus.
/ / Select Value Portfolio ______



METHOD OF PAYMENT

Shares purchased by personal or corporate check may not be redeemed by telephone or otherwise until 15 days after investment date or until the check clears.
/ / Personal Check  or  / /  Other (specify) _________________

DIVIDEND AND DISTRIBUTION OPTIONS
Until I advise you to the contrary, I elect to:

/ / Reinvest all dividends and capital          / /  Receive dividends in cash and
    gain distributions.                              reinvest capital gains.
    (If no box is checked, all dividends and
    capital gainb distributions will be         / /  Receive all distributions in cash.
    reinvested in additional shares.)


STATEMENT OF INTENTION

Effective Date___________________________________

(Not more than 90 days prior to date of signature)
The investor intends, but shall be under no obligation, to invest over a 13-month period from the date of purchase an aggregate amount in any of the Portfolios having a sales charge equal to at least:

/ / $25,000-$49,999       / /   $250,000-$499,999
/ / $50,000-$99,999       / /   $500,000-$999,999
/ / $100,000-$249,999     / /   $1,000,000 or more

Each purchase will be made at the public offering price applicable to a single purchase of the dollar amount designated above, as described in the Prospectus (see "PURCHASE OF SHARES").

RIGHTS OF ACCUMULATION

I qualify for Rights of Accumulation as described in the Prospectus. Listed below are all the accounts from the different Portfolios of Principal Preservation sold subject to a sales charge which should be credited toward the reduced sales charge.

Account Number ______________________   Account Number ___________________

Account Number ______________________   Account Number ___________________


TELEPHONE EXCHANGE
/ / I authorize telephone exchange privileges.

       If you request the telephone exchange option, you must obtain a
                         Signature Guarantee on back.

SYSTEMATIC PURCHASE PLAN ("SPP")

If you select this option please review the terms and conditions in the Prospectus. New accounts please fill in information in account registration and select one Portfolio under Portfolio Selection. I hereby authorize Principal Preservation to withdraw from my checking account: $________ (see Terms and Conditions) on or about the / / 5th or / / 20th of each month.
An account must be previously established or a check in the amount of at least _________must accompany application to be used to purchase shares of the following Portfolio:__________________________________________________________

Through the financial institution as follows:

______________________________________              __________________________
Name of Financial Institution                       Branch Name and Number

______________________________________________________________________________
                        Address of Financial Institution
Please attach an unsigned and voided check from the checking account you wish to use for the Systematic Purchase Plan. Write "Void" across the face of the check. Your check must be imprinted with all name(s) on your bank account and carry your financial institution's magnetic ink coding numbers across the bottom.

Signature                             Signature                      Date

______________________________________________________________________________
 (If your checking account is held by more than one person, all account holders must sign this application.)

TELEPHONE REDEMPTIONS - / / By wire to: or / / By mail to registered owner's address of record.

______________________________________________________________________________
                   Bank Name and Your Bank ABA Routing Number


______________________________________              __________________________
Bank Address - Street                                  Name of Bank Account

______________________________________              __________________________
City            State    Zip                         Your Bank Account Number

  If you request Telephone Redemptions, you must obtain a Signature Guarantee
                                    (below).

SYSTEMATIC WITHDRAWAL PAYMENT
Beginning ____________, 19 ____ please send checks in the amount of $_________________.
   ($150 minimum)
Monthly___________Quarterly______________
Please allow 30 days to start a program. Checks will be sent on the 26th day of each month (the next business day if a holiday).
/ / Payment to be made to registered owner's address of record.
/ / Payment to be made to other than registered shareholders, identified at right:

______________________________________________________________________________
Bank or Payee's Name

______________________________________________________________________________
Account Number

______________________________________________________________________________
Name

______________________________________________________________________________
Street Address

______________________________________________________________________________
City            State                             Zip

 If you request payments to be made other than to the registered shareholder, you must obtain a Signature Guarantee (below).

SIGNATURE (This section must be filled out by new accounts.)
By the execution of this Application the investor represents and warrants that he has full right, power and authority, and, if a natural person is of legal age in his state of residence, to make the investment applied for pursuant to this Application, and the person or persons, if any, signing on behalf of the investor represent and warrant that they are duly authorized to sign this Application, and to purchase or redeem shares of Principal Preservation on behalf of the investor. The investor hereby affirms that he has received a current Prospectus.
"Under penalties of perjury, I certify (1) that the number shown on this form is my correct taxpayer identification number and (2) that I am not subject to backup withholding either because I have not been notified that I am subject to backup withholding as a result of a failure to report all interest or dividends, or the Internal Revenue Service has notified me that I am no longer subject to backup withholding."

ONLY INDIVIDUALS FILL IN


X                                     X
_______________________    ________   ________________________________________
Signature of Applicant        Date    Signature of Joint Registrant, if any

_______________________   ____________________________________________________
Social Security Number    Print Name of Taxpayer Whose Number Appears at Left

OR
ONLY CORPORATIONS, PARTNERSHIPS, TRUSTS INSTITUTIONS FILL IN

______________________________________________________________________________
                                   Firm Name

______________________________________              __________________________
                  Date                                  Signature and Title

______________________________________              __________________________
 Taxpayer Identification Number  Date                   Signature and Title

SIGNATURE GUARANTEE (Required for Telephone Redemptions or Systematic Withdrawal Payment options, if chosen above.) Signature(s) Guaranteed by commercial bank, trust company, savings and loan association, credit union or member firm of a national stock exchange. By:___________________________________________________________________________
(Authorized Signature)                      Name of bank, association or firm

DEALER IDENTIFICATION

B.C. Ziegler and Company (the "Distributor"), acts as agent in all purchases by the investor of Principal Preservation shares. The Distributor and the authorized dealer, if any, named below each authorizes and appoints B.C. Ziegler and Company to act as its agent to execute the purchase of Principal Preservation shares by the investor, whether the payment is received from the Distributor, the authorized dealer or directly from the investor, and to confirm such purchases on their behalf.

______________________________________________________________________________
                                 Dealer's Name

______________________________________________________________________________
Home Office Address                          City         State       Zip Code

By ___________________________________________________________________________
   Authorized Signature of Dealer          Address of Office Servicing Account

_____________    __________________    ______________________      ___________
  Branch No.       Salesman's No.       Salesman's Last Name        Dealer No.

                                   APPENDIX A
                      COMPOSITION OF THE S&P 100 INDEX*
                           (AS OF DECEMBER 31, 1994)

                                                              PERCENT OF
                                                                   TOTAL
COMPANY NAME                                                 COMPOSITION
------------                                                 -----------
Aluminum Company of America . . . . . . . . . . . . . . . . .     0.55
American Electric Power Company Inc.. . . . . . . . . . . . .     0.43
American Express Company. . . . . . . . . . . . . . . . . . .     1.07
American General. . . . . . . . . . . . . . . . . . . . . . .     0.41
American International Group, Inc.. . . . . . . . . . . . . .     2.21
American Telephone and Telegraph Company. . . . . . . . . . .     5.60
Ameritech . . . . . . . . . . . . . . . . . . . . . . . . . .     1.58
Amoco Corp. . . . . . . . . . . . . . . . . . . . . . . . . .     2.09
AMP Incorporated. . . . . . . . . . . . . . . . . . . . . . .     0.54
Atlantic Richfield Company. . . . . . . . . . . . . . . . . .     1.17
Avon Products, Inc. . . . . . . . . . . . . . . . . . . . . .     0.30
Baker-Hughes Inc. . . . . . . . . . . . . . . . . . . . . . .     0.18
BankAmerica Corp. . . . . . . . . . . . . . . . . . . . . . .     1.05
Baxter International Inc. . . . . . . . . . . . . . . . . . .     0.57
Bell Atlantic . . . . . . . . . . . . . . . . . . . . . . . .     1.55
Bethlehem Steel Corporation . . . . . . . . . . . . . . . . .     0.14
Black & Decker Manufacturing Company. . . . . . . . . . . . .     0.14
Boeing Company. . . . . . . . . . . . . . . . . . . . . . . .     1.14
Boise Cascade Corporation . . . . . . . . . . . . . . . . . .     0.07
Bristol-Meyers Squibb . . . . . . . . . . . . . . . . . . . .     2.11
Brunswick Corporation . . . . . . . . . . . . . . . . . . . .     0.13
Burlington Northern, Inc. . . . . . . . . . . . . . . . . . .     0.31
Capital Cities/ABC Inc. . . . . . . . . . . . . . . . . . . .     0.94
Ceridian Corporation. . . . . . . . . . . . . . . . . . . . .     0.09
Champion International Corporation. . . . . . . . . . . . . .     0.24
Chrysler Corporation. . . . . . . . . . . . . . . . . . . . .     1.24
CIGNA Corporation . . . . . . . . . . . . . . . . . . . . . .     0.33
Citicorp. . . . . . . . . . . . . . . . . . . . . . . . . . .     1.16
Coastal Corp. . . . . . . . . . . . . . . . . . . . . . . . .     0.19
Coca-Cola Company . . . . . . . . . . . . . . . . . . . . . .     4.72
Colgate Palmolive Company . . . . . . . . . . . . . . . . . .     0.65
Computer Sciences Corporation . . . . . . . . . . . . . . . .     0.18
Delta Air Lines, Inc. . . . . . . . . . . . . . . . . . . . .     0.18
Digital Equipment Corporation . . . . . . . . . . . . . . . .     0.34
Dow Chemical Company. . . . . . . . . . . . . . . . . . . . .     1.33
DuPont (E.I.) de Nemours. . . . . . . . . . . . . . . . . . .     2.73
Eastman Kodak Company . . . . . . . . . . . . . . . . . . . .     1.16
Entergy Corp. . . . . . . . . . . . . . . . . . . . . . . . .     0.35
Exxon Corporation . . . . . . . . . . . . . . . . . . . . . .     5.38
Federal Express . . . . . . . . . . . . . . . . . . . . . . .     0.24
First Fidelity Bancorp. . . . . . . . . . . . . . . . . . . .     0.26
First Chicago Corp. . . . . . . . . . . . . . . . . . . . . .     0.31
First Interstate Bancorp. . . . . . . . . . . . . . . . . . .     0.37
Fluor Corporation . . . . . . . . . . . . . . . . . . . . . .     0.25
Ford Motor Company. . . . . . . . . . . . . . . . . . . . . .     2.04
General Dynamics Corporation. . . . . . . . . . . . . . . . .     0.20
General Electric Company. . . . . . . . . . . . . . . . . . .     6.20
General Motors Corporation. . . . . . . . . . . . . . . . . .     2.27
Great Western Financial Corporation . . . . . . . . . . . . .     0.15
Halliburton Company . . . . . . . . . . . . . . . . . . . . .     0.27
Harris Corporation. . . . . . . . . . . . . . . . . . . . . .     0.12
Heinz (H.J.) Company. . . . . . . . . . . . . . . . . . . . .     0.65
Hewlett-Packard Company . . . . . . . . . . . . . . . . . . .     1.81
Homestake Mining Company. . . . . . . . . . . . . . . . . . .     0.17
Honeywell, Inc. . . . . . . . . . . . . . . . . . . . . . . .     0.29
Intel Corporation . . . . . . . . . . . . . . . . . . . . . .     1.89
International Business Machines Corp. . . . . . . . . . . . .     2.08
International Flavors & Fragrances Inc. . . . . . . . . . . .     0.37
International Paper. . . . . . . . . . . . . . . . . . . . .      0.67
ITT Corporation . . . . . . . . . . . . . . . . . . . . . . .     0.67
Johnson & Johnson . . . . . . . . . . . . . . . . . . . . . .     2.51
K Mart Corporation. . . . . . . . . . . . . . . . . . . . . .     0.42
Limited, Inc. . . . . . . . . . . . . . . . . . . . . . . . .     0.54
Mallinckrodt Group, Inc.. . . . . . . . . . . . . . . . . . .     0.16
May Department Stores . . . . . . . . . . . . . . . . . . . .     0.60
McDonald's Corporation. . . . . . . . . . . . . . . . . . . .     1.46
MCI Communications. . . . . . . . . . . . . . . . . . . . . .     0.89
Merck and Company . . . . . . . . . . . . . . . . . . . . . .     3.42
Merrill Lynch and Company . . . . . . . . . . . . . . . . . .     0.49
Minnesota Mining & Manufacturing. . . . . . . . . . . . . . .     1.60
Mobil Corporation . . . . . . . . . . . . . . . . . . . . . .     2.39
Monsanto Company. . . . . . . . . . . . . . . . . . . . . . .     0.58
National Semiconductor Corporation. . . . . . . . . . . . . .     0.17
Norfolk Southern Corporation. . . . . . . . . . . . . . . . .     0.58
Northern Telecom Limited. . . . . . . . . . . . . . . . . . .     0.60
Occidental Petroleum Corporation. . . . . . . . . . . . . . .     0.43
PepsiCo, Inc. . . . . . . . . . . . . . . . . . . . . . . . .     2.05
Polaroid Corporation. . . . . . . . . . . . . . . . . . . . .     0.10
Promus Inc. . . . . . . . . . . . . . . . . . . . . . . . . .     0.22
Ralston Purina Company. . . . . . . . . . . . . . . . . . . .     0.32
Raytheon Compan.y . . . . . . . . . . . . . . . . . . . . . .     0.60
Rockwell International Corporation. . . . . . . . . . . . . .     0.56
Schlumberger Limited. . . . . . . . . . . . . . . . . . . . .     0.87
Sears, Roebuck and Company .. . . . . . . . . . . . . . . . .     1.15
Skyline Corporation . . . . . . . . . . . . . . . . . . . . .     0.02
Southern Company. . . . . . . . . . . . . . . . . . . . . . .     0.93
Tandy Corporation . . . . . . . . . . . . . . . . . . . . . .     0.22
Tektronix, Inc. . . . . . . . . . . . . . . . . . . . . . . .     0.07
Teledyne, Inc.. . . . . . . . . . . . . . . . . . . . . . . .     0.06
Texas Instruments Incorporated. . . . . . . . . . . . . . . .     0.49
The Walt Disney Company . . . . . . . . . . . . . . . . . . .     1.76
Toys "R" Us . . . . . . . . . . . . . . . . . . . . . . . . .     0.62
Unicom Corp.. . . . . . . . . . . . . . . . . . . . . . . . .     0.37
Unisys Corporation. . . . . . . . . . . . . . . . . . . . . .     0.10
United Technologies Corporation . . . . . . . . . . . . . . .     0.56
Upjohn Company. . . . . . . . . . . . . . . . . . . . . . . .     0.38
Wal-Mart Stores, Inc. . . . . . . . . . . . . . . . . . . . .     3.48
Weyerhaeuser Company. . . . . . . . . . . . . . . . . . . . .     0.55
Williams Companies. . . . . . . . . . . . . . . . . . . . . .     0.16
Xerox Corporation . . . . . . . . . . . . . . . . . . . . . .     0.75

* "Standard & Poor's", "Standard & Poor's 100", "S&P", "S&P 100" and "100" are registered trademarks of Standard & Poor's Corporation.

                               TABLE OF CONTENTS

                                PAGE
                                ----
Questions and Answers  ........   2
Expenses ......................   5
Financial Highlights...........   7
Investment Objectives .........  14
Investment Program ............  15
Special Considerations ........  24
Management  ...................  26
Determination of Net Asset
  Value Per Share .............  30
Purchase of Shares ............  30
Redemptions ...................  33
Shareholder Services ..........  35
Dividends, Capital Gains
  Distributions and
  Reinvestments................  37
Tax Status ....................  37
Description of Shares .........  37
Portfolio Transactions
  and Brokerage ...............  38
Distribution Expenses .........  39
Other Information .............  39

PRINCIPAL PRESERVATION
PORTFOLIOS, INC.
   215 North Main Street
   West Bend, Wisconsin 53095

INVESTMENT ADVISORS
   B.C. Ziegler and Company
   215 North Main Street
   West Bend, Wisconsin 53095

   Ziegler Asset Management, Inc.
   215 North Main Street
   West Bend, Wisconsin 53095

   PanAgora Asset Management, Inc.
   260 Franklin Street
   Boston, Massachusetts 02110

   Mesirow Asset Management, Inc.
   350 North Clark Street
   Chicago, Illinois 60610

DISTRIBUTOR, CUSTODIAN AND TRANSFER AND DIVIDEND
DISBURSING AGENT
   B.C. Ziegler and Company
   215 North Main Street
   West Bend, Wisconsin 53095

COUNSEL
   Quarles & Brady
   411 East Wisconsin Avenue
   Milwaukee, Wisconsin 53202

AUDITOR
   Arthur Andersen LLP
   777 East Wisconsin Avenue
   Milwaukee, Wisconsin 53202

PP800-5/95


                        [PRINCIPAL PRESERVATION LOGO]



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                                 May 1, 1995



                                 PROSPECTUS


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